REVOLVING CREDIT LOAN AND SECURITY AGREEMENT

            THIS REVOLVING CREDIT LOAN AND SECURITY AGREEMENT (this "Agreement") is entered into as of the 16th day of April, 1997, by and between (i) UNAPIX ENTERTAINMENT, INC., a Delaware corporation ("Unapix"), A PIX ENTERTAINMENT, INC., a New York corporation ("A Pix"), and MIRAMAR IMAGES, INC., a Washington corporation ("Miramar" and together with Unapix and A Pix, collectively the "Borrowers"), and (ii) IMPERIAL BANK, a California chartered bank (the "Bank"), with reference to the following:

                                    PREAMBLE

      A. The Borrowers are in the business of acquiring, marketing and distributing Theatrical Pictures, Video Pictures, Television Programs and Audio Recordings throughout the world.

      B. The Borrowers desire a revolving credit facility in an amount not to exceed $7,000,000.

      C. Subject to the terms and conditions set forth herein, the Bank is willing to make Advances to the Borrowers in an aggregate amount not in excess of the Commitment.

            NOW, THEREFORE, in consideration of the above facts, the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                      TERMS

1.    CERTAIN DEFINITIONS.

      Unless (i) elsewhere defined herein, each capitalized term used in this Agreement shall have the following meanings, and (ii) the context otherwise requires, any of the following capitalized terms may be used in the singular or the plural, depending on the reference:

      "Acknowledgment" shall mean an acknowledgment of an Irrevocable Authority executed by the applicable account debtor in substantially the form of Exhibit E attached hereto or such other form as may be acceptable to the Bank in its sole and absolute discretion.

      "Act" shall have the meaning set forth in Section 12.2 hereof.


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

      "Acquisition Funds" means one or more acquisition funds established by Unapix for the purpose of financing a portion of the acquisition costs of Products.

      "Actual Negative Cost" shall mean (i) for any Product produced or financed by a Borrower or any of its Subsidiaries, the aggregate of all costs incurred in the acquisition of underlying rights with respect to such item of Product and the development, production, completion and delivery of the final master negative that will be used to produce the preprint elements from which the prints of the first general release or exhibition of such item of Product will be made, including allocated overhead and capitalized interest, and (ii) for any item of Product acquired or to be acquired by a Borrower or any of its Subsidiaries, the consideration (including the amount of all Negative Pick-Up Commitments) payable for such item of Product by a Borrower or any Subsidiary plus if such item of Product is a Theatrical Picture, all print and advertising costs to be incurred by a Borrower or any of its Subsidiaries in connection with the theatrical distribution of such item of Product in the United States and Canada.

      "Adjusted Tangible Net Worth" shall mean, as at any date of determination, the total of the Borrowers' and their Subsidiaries' Net Worth determined in accordance with GAAP on a consolidated basis less the aggregate of (i) intangible assets (including, without limitation, goodwill, trademarks, service marks, patents, copyrights, patent applications, research and development expenses, and organizational expenses), (ii) securities held in the treasury of Borrowers' and their Subsidiaries, (iii) all capital stock that is obligated to be redeemed (whether by maturity, mandatory redemption, sinking fund obligations or otherwise), (iv) the unamortized portion of the capitalized costs of issuing securities, (v) all sums held in (or designated for) a sinking or analogous fund established for the purpose of redeeming, retiring or prepaying securities which are not already deducted pursuant to clause (iii) above, (vi) securities issued by Persons other than Affiliates of the Borrowers which are not readily marketable, (vii) all established reserves that are not deducted on the balance sheet from the assets to which they relate, (viii) amounts due from Affiliates, officers, directors, stockholders, and (ix) other intangible assets classified as such in accordance with GAAP.

      "Advances" shall mean the principal amount of all sums which the Bank lends to any or all of the Borrowers pursuant to this Agreement.

      "Affiliate" shall mean any Person who directly or indirectly through one or more intermediaries, controls, is under common control with or is controlled by, the applicable Person.

      "Approved Account Debtors" shall have the meaning set forth in Section
      3.2.1 hereof.

      "Approved License Agreements" shall have the meaning set forth in Section
      3.2.3 hereof.


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

      "Atlantic Bank" shall mean Atlantic Bank of New York.

      "Atlantic Bank Letter of Credit" shall mean a letter of credit issued by Atlantic Bank under the Atlantic Credit Facility, a copy of which is attached hereto as Exhibit M.

      "Atlantic Credit Facility" shall mean the credit facility provided to the Borrowers by Atlantic Bank.

      "Atlantic Repayment Confirmation Agreement" shall mean an agreement between the Bank and Atlantic Bank in substantially the form attached hereto as Exhibit K.

      "Audio Recordings" shall mean all music, vocal and other audio recordings set forth in compact discs, tapes, cassettes, records and any other audio mechanical device.

      "Availability Period" shall have the meaning set forth in Section 2.1.1 hereof.

      "Bank" shall have the meaning set forth in the opening paragraph of this Agreement.

      "Bank Notice Letter" shall mean a notice, in the form of Exhibit H attached hereto or such other form as may be acceptable to the Bank in its sole and absolute discretion, notifying a third party bank or other financial institution at which any Borrower maintains a bank account of the Bank's security interest therein.

      "BMG" shall mean Bertelsmann Music Group and its Affiliates.

      "Borrowers" shall have the meaning set forth in the opening paragraph of this Agreement.

      "Borrowing Base" shall have the meaning set forth in Section 3.1 hereof.

      "Borrowing Base Certificate" shall mean a certificate setting forth (i) the amount of each component of the Borrowing Base on an account debtor-by-account debtor and tier-by-tier basis as of a particular date,
      (ii) a list of all Products related to accounts and contracts receivable then to be included in the Borrowing Base, which list is created on a quarterly basis and updated monthly, (iii) a list of the then Major Account Debtors, (iv) a list of all Products for which a Borrower has requested since the date of the immediately preceding Borrowing Base Certificate from a laboratory, which is holding physical materials for such Products, a quality check of any kind or nature for such Products, and (v) such other items as may be requested by the Bank, from time to time, such certificate to be in substantially the form of Exhibit J attached hereto or in such other form as may be acceptable to the Bank in its sole and absolute discretion.


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

      "Borrowing Base Reconciliation" shall mean a written reconciliation of the changes in the Borrowing Base since the date of the most recent Borrowing Base Certificate delivered to the Bank, which reconciliation sets forth in reasonable detail the amount of sales and cash receipts by account debtors since the date of the most recent Borrowing Base Certificate delivered to the Bank and such other information as the Bank shall reasonably request from time to time. The Borrowing Base Reconciliation shall be in a form acceptable to the Bank in its sole and absolute discretion.

      "Borrowing Base Reconciliation Delivery Date" shall mean the last day of each month.

      "Borrowing Certificate" shall mean a borrowing request executed by the Borrowers in substantially the form attached hereto as Exhibit B or such other form as may be acceptable to the Bank in its sole and absolute discretion.

      "Borrowing Base Certificate Delivery Date" shall mean the fifteenth (15th) day of each month.

      "Business Day" shall mean a day when banks are not authorized or required to close in the State of California.

      "Cash and Cash Equivalents" means (i) cash deposits and deposits in a money market account which are maintained by a Borrower at the Bank or any other commercial bank organized under the laws of the United States or any State thereof or the District of Columbia having combined capital and surplus of not less than $100,000,000, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (iii) marketable direct obligations issued by any State of the United States or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iv) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (v) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by the Bank or any other commercial bank organized under the laws of the United States or any State thereof or the District of Columbia having combined capital and surplus of not less than $100,000,000, (vi) repos for underlying securities which meet the definitions set forth in any of clauses (ii) through (iv) of this paragraph and (vii) mutual funds holding only assets meeting one or more of the definitions set forth in clauses (i) through (v) of this paragraph.


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

      "Cash Collateralized LC" shall have the meaning set forth in Section 2.4.5 hereof.

      "Case Collateralized LC Sublimit" shall mean Seven Hundred Fifty Thousand Dollars ($750,000).

      "Closing Fee" shall have the meaning set forth in Section 4.1 hereof.

      "Code" shall mean the Uniform Commercial Code in effect from time to time in the relevant State or States.

      "Collateral" shall have the meaning set forth in Section 8.2 hereof.

      "Commercial Letter of Credit" shall mean a letter of credit obligation of the Bank in favor of a designated third party beneficiary, under which payment is made upon the presentation by the beneficiary of certain documents and/or drafts to the Bank or its representative.

      "Commercial Letter of Credit Fee" shall mean one and one-half percent (1.5%) per annum of the principal amount of each Commercial Letter of Credit.

      "Commitment" shall have the meaning set forth in Section 2.1.1 hereof.

      "Commitment Fee" shall have the meaning set forth in Section 4.3 hereof.

      "Copyrights"  shall have the meaning set forth in Section 8.2.1.1 hereof.

      "Copyright Mortgages" shall mean the documents in respect of each of the Products in substantially the form of Exhibit C attached hereto or such other form as may be acceptable to the Bank in its sole and absolute discretion.

      "Costs" shall mean, collectively, all sums (other than Principal and Interest) payable by all or any of the Borrowers pursuant to this Agreement, including, without limitation, the Closing Fee, the Commitment Fees and sums payable pursuant to Sections 13 and 15.7 hereof.

      "Debt" shall mean, at any date of determination, the total of the Borrowers' and their Subsidiaries' total liabilities determined in accordance with GAAP on a consolidated basis.

      "Debt to Adjusted Net Worth Ratio" shall mean the ratio of Debt to Adjusted Tangible Net Worth.

      "Determination Date" shall have the meaning set forth in Section 3.1 hereof.

      "Discovery" shall mean The Discovery Channel.


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

      "Dollar" or "$" shall mean lawful money of the United States.

      "Domestic" shall have the meaning set forth in Section 3.2.4 hereof.

      "Drawdown Date" shall mean the day on which the Bank makes an Advance to all or any of the Borrowers.

      "East Texas" shall mean East Texas Distributors.

      "Encumbrances" shall mean security interests, mortgages, pledges, equities, encumbrances, conditional sales or other title retention agreements, leases (excluding only operating leases for office equipment and real property), rights, restrictions, reservations or charges or liens of any nature, collectively.

      "Environmental Laws" shall mean any and all federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of the United States, any State, foreign country, state or province thereof or any municipality or other local governmental division of any of the foregoing, or of any department, commission, board, bureau, agency or instrumentality of the United States, any State, foreign country, state or province thereof or municipality or other local governmental division of any of the foregoing, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material or environmental protection or health and safety, as now or may at any time hereafter be in effect, including, without limitation, the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251, et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA), 7 U.S.C. ss. 136; the Surface Mining Control and Reclamation Act of 1977 (SMCRA), 30 U.S.C. ss.ss. 1201, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499, 100 Stat. 1613; the Emergency Planning and Community Right-to-Know Act of 1986 (CEPCRA), 42 U.S.C. ss.ss. 11001, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.ss. 6901, et seq.; the Occupational Safety and Health Act of 1970 (OSHA) as amended, 29 U.S.C. ss.ss. 655 and 657; the Carpenter-Presley-Tanner Hazardous Substances Account Act; the California Health & Safety Code ss.ss. 25300, et seq., together, in each case, with any amendment thereto, and the regulations and rules adopted and the official publications promulgated thereunder and all substitutions thereof.

      "Environmental Liabilities" shall mean any claims, obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, where such claims, obligations or liabilities would reasonably be expected to have a materially adverse effect on the business or condition (financial or otherwise) of any of the Borrowers or any of their respective Subsidiaries which in either case have been or are imposed by reason of or based upon any provision of any Environmental Law, including, without limitation, any such claims, obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the use, storage, treatment, release, processing, distribution, transportation, manufacture, refinement, handling, production or disposal of any Hazardous Materials by any of the Borrowers or any Subsidiaries thereof, or any of their employees, agents, representatives or predecessors in interest in connection with or in any way arising from or relating to any or all of the Borrowers or any of their respective Subsidiaries or any of their respective properties, or relating to or arising from or attributable, in whole or in part, to the use, storage, treatment, release, processing, distribution, transportation, manufacture, refinement, handling, production or disposal of any such Hazardous Materials, by any other Person on, under, at, from, or in any way affecting, any of the properties owned or used by any of the Borrowers or any of their respective Subsidiaries or any other location where such could have a materially adverse effect on the business or condition (financial or otherwise) of any of the Borrowers or any of their respective Subsidiaries.

      "Equipment" shall have the meaning set forth in Section 8.2.3 hereof.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, and any regulations promulgated thereunder.

      "ERISA Affiliate" shall mean, with respect to any or all Borrowers, all trades or businesses (whether or not incorporated) which, together with said Borrowers, are treated as a single employer under Section 414(b),
      (c), (m) or (o) of the Internal Revenue Code.

      "Estimated Revenue Expenses" shall have the meaning set forth in Section
      3.2.6 hereof.

      "Event of Default" shall have the meaning set forth in Section 11 hereof.

      "Excluded Property" shall mean, collectively, all of the Borrowers' rights, title and interests whether presently existing or hereafter arising in all real property.

      "Existing License Agreements" shall have the meaning set forth in Section
      6.1.11 hereof.

      "Existing Products" shall have the meaning set forth in Section 6.1.21 hereof.

      "Facility" shall have the meaning set forth in Section 2.1.1 hereof.

      "FASB No. 53" shall mean the Statement of Financial Accounting Standards No. 53 promulgated by the Financial Accounting Standards Board as heretofore and hereinafter amended, modified or supplemented.


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

      "Federal Reserve" shall have the meaning set forth in Section 2.12.1 hereof.

      "Final Repayment Date" shall mean September 30, 1998.

      "Foreign" shall have the meaning set forth in Section 3.2.5 hereof.

      "GAAP" shall mean generally accepted accounting principles consistently applied (except for accounting changes in response to applicable Financial Accounting Standards Board releases or other authoritative pronouncements).

      "Hazardous Materials" shall mean (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws (as hereinafter defined) as a "hazardous substance," "hazardous material," "hazardous waste," "extremely hazardous waste," "infectious waste," "toxic substance," "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or "EP toxicity" and (ii) any petroleum, natural gas, natural gas liquid, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources. The term "Hazardous Materials" specifically includes, but is not limited to, each and every substance and material which constitutes (a) a "hazardous substance" within the meaning of 42 U.S.C. ss. 9601(14); (b) a "hazardous substance" within the meaning of California Health & Safety Code ss. 25316; (c) a "hazardous waste" within the meaning of California Health & Safety Code ss. 25117; (d) an "extremely hazardous waste" within the meaning of California Health & Safety Code ss. 25115; and/or (e) a "hazardous substance," "hazardous waste," or "extremely hazardous waste" under any regulations promulgated pursuant to such statutory provisions, including, but not limited to, all regulations adopted by the State of California Department of Toxic Substances Control pursuant to California Health & Safety Code ss. 25141.

      "HBO" shall mean Home Box Office.

      "Indebtedness" shall mean, at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt instruments and/or securities) or for the deferred purchase price of property or services purchased, (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (iii) obligations of such Person under capitalized leases, and (iv) indebtedness of others of the type described in clauses (i), (ii) and (iii) hereof which (a) such Person has directly or indirectly assumed or guaranteed and/or

      (b) is secured by a lien on assets of such Person, whether or not such Person shall have assumed or guaranteed such indebtedness.

      "Indemnified Liabilities" shall have the meaning set forth in Section 13.1 hereof.

      "Indemnitees" shall have the meaning set forth in Section 13.1 hereof.

      "Ingram" shall mean Ingram Entertainment, Inc.

      "Interest" shall mean all interest amounts required to be paid by the Borrowers pursuant to this Agreement.

      "Interest Spread" shall mean (i) six and one-quarter percent (6.25%) per annum with respect to any Costs not paid when due, and (ii) one and one-quarter percent (1.25%) per annum with respect to Advances made under the Facility; provided, however, that the Interest Spread shall be six and one-quarter percent (6.25%) per annum on all overdue Interest and Advances under the Facility (whether by maturity, acceleration or otherwise).

      "Internal Revenue Code" shall mean the Internal Revenue Code of 1986 and the rules, regulations and notices issued thereunder, as now and hereafter in effect, or any successor provision thereto.

      "Investments" shall have the meaning set forth in Section 8.2.6 hereof.

      "Irrevocable Authority" shall mean an irrevocable authority executed by the appropriate Borrower instructing the applicable account debtor to remit Product Payments to the Master Collection Account in substantially the form of Exhibit D attached hereto or such other form as may be acceptable to the Bank in its sole and absolute discretion.

      "Laboratory Authorization Letter" shall mean an agreement for a particular Product or Products in substantially the form of Exhibit G attached hereto, or such other form as may be acceptable to the Bank in its sole and absolute discretion.

      "Laboratory Pledgeholder Agreement" shall mean an agreement for a particular Product or Products in substantially the form of either of the agreements attached hereto as Exhibits F-1 and F-2, as applicable, or such other form as may be acceptable to the Bank in its sole and absolute discretion.

      "Letters of Credit" shall mean Commercial Letters of Credit, Standby Letters of Credit and Cash Collateralized LCs.

      "Letter of Credit Issuance Date" means the date on which any Letter of Credit is issued by the Bank pursuant hereto.


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

      "Letter of Credit Drawdown" shall mean all payments made by the Bank in honoring a Letter of Credit.

      "Letter of Credit Drawdown Date" shall mean the date of any Letter of Credit Drawdown.

      "LC Cash Collateral Amount" shall have the meaning set forth in Section
      5.3 hereof.

      "License Agreements" shall mean any agreement, arrangement or understanding now existing or hereafter entered into (including, without limitation, so-called "output" or other multi-Product agreements), to which any Borrower (or any agent of any Borrower acting on behalf of any Borrower) is a party and pursuant to which any Borrower (or any agent of any Borrower acting on behalf of any Borrower) has granted, sold, conveyed, licensed, sublicensed, leased, subleased or otherwise transferred rights to any Person with respect to the distribution, subdistribution, sale, rental, lease, sublease, licensing, sublicensing, exhibition, telecast, broadcast, transmission (including, without limitation, by way of satellite or cable) or other use, exploitation or disposition of any Product or any elements thereof (including, but not limited to, all music and musical compositions, songs, negatives, soundtracks and Literary Properties) and/or the Copyrights in any of the foregoing or any part thereof in any media existing now or in the future and in any territory (including, without limitation, motion picture, television, "home video" and all other audio-visual device rights, audio device rights, merchandising and commercial tie-ups, soundtrack album, music publishing, novelization and publishing rights, trailer rights, and all other allied, incidental, ancillary and subsidiary rights); such agreements shall include, without limitation, the Existing License Agreements.

      "License Payments" shall mean all amounts (including, without limitation, so-called "minimum guarantees" and "advances") payable to or for the benefit of any Borrower pursuant to any License Agreement whether characterized as accounts, accounts receivable, general intangibles, contract rights or otherwise; any and all sums, proceeds, money, products, profits or increases payable to any Borrower pursuant to any License Agreement; all chattel paper that may arise in connection with any License Agreement and any and all amounts payable thereunder whether characterized as accounts, accounts receivable, contracts receivable, general intangibles or otherwise; and any and all proceeds of the foregoing payable to any Borrower.

      "Literary Properties" shall mean all literary and other properties which are or may form the basis of any Product or which are or may be incorporated into any Product, including, without limitation, all songs, music, musical compositions, lyrics, scripts, screenplays and/or photoplays based thereon in whole or in part; all component parts of any Product consisting of such literary or other properties; all compact disc, cassette, motion picture, television, "home video" and other audio and/or audio-visual device rights in and to any story underlying any Product; all treatments of said stories and other literary material, together with all preliminary and final photoplays, treatments, scenarios, screenplays, scripts, bibles and storybooks at every stage thereof used or to be used in connection with any Product; and all other literary material upon which any Product is or may be adapted or based in whole or in part; in each case whether now in existence or hereafter made, produced, created or written and whether or not in possession of any Borrower.

      "Loan" shall mean the aggregate amount of all outstanding Advances.

      "Loan Documents" shall mean, collectively, this Agreement, the Note, all Borrowing Certificates, Borrowing Base Certificates, Irrevocable Authorities, Acknowledgments, Laboratory Pledgeholder Agreements, Laboratory Authorization Letters, Bank Notice Letters, Trademark Mortgages, UCC financing statements, Copyright Mortgages, and any other certificates, financial statements, schedules, exhibits, documents or agreements of any type or nature heretofore or hereafter executed and/or delivered by or on behalf of any or all Borrowers to the Bank in any way relating to or in furtherance of this Agreement or evidencing and/or securing any of the Obligations in each case either as originally executed or as the same may be Modified from time to time.

      "Major Account Debtors" shall have the meaning set forth in Section 3.4 hereof.

      "Master Collection Account" shall have the meaning set forth in Section
      5.1 hereof.

      "Merger Agreement" shall have the meaning set forth in Section 9.2 hereof.

      "Minimum Adjusted Tangible Net Worth" shall have the meaning set forth in
      Section 10.7.4 hereof.

      "Modifications" shall mean amendments, alterations, supplements, replacements, modifications or terminations, collectively.

      "Modify" shall mean amend, alter, supplement, replace, modify or terminate, collectively.

      "Negative Pick-Up Commitment" shall mean the amount payable by the Borrowers and their Subsidiaries for the Product in question which is not produced by a Borrower or any of its wholly-owned Subsidiaries, including amounts payable with respect to the Product in question where the payment of such amounts is contingent upon the completion and delivery of such Product to a Borrower and/or any of its Subsidiaries. For the avoidance of doubt, the term "Negative Pick-Up Commitment" shall include, without limitation, all amounts payable by the Borrowers and their Subsidiaries with respect to the acquisition (whether by purchase, grant, assignment, license, lease, rental or however else denominated or categorized) of any rights to exploit any item of Product not produced by a Borrower or any of Borrowers' Subsidiaries in any medium, in any territory(ies) of the world and for any duration and whether or not the Borrowers or their Subsidiaries acquire any ownership interest in the copyright of the applicable Product or any ownership of any physical properties relating to such Product.

      "Net Worth" shall mean, as at any date of determination, the total of the Borrowers' and their Subsidiaries' capital stock, additional paid-in capital and retained earnings (or less accumulated deficit) determined in accordance with GAAP on a consolidated basis.

      "Note" shall have the meaning set forth in Section 2.6 hereof.

      "Obligations" shall mean, collectively, the Principal, together with accrued Interest and Costs.

      "Operating Account" shall have the meaning set forth in Section 5.2 hereof.

      "P&A Expenses" shall mean all costs and expenses incurred by the Borrowers to obtain, make, produce or acquire prints or other copies of Theatrical Pictures and to advertise Theatrical Pictures.

      "Permitted Encumbrances" shall have the meaning set forth on Schedule 1 attached hereto.

      "Person" shall mean an individual or a corporation, association, limited liability company, joint venture, partnership, trust or other private or governmental entity.

      "Physical Materials" shall have the meaning set forth in Section 8.2.1.3 hereof.

      "Potential Event of Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

      "Prime Rate" shall mean the fluctuating per annum commercial rate of interest announced by the Bank from time to time at its principal office as the Bank's "prime rate."

      "Principal" shall mean the aggregate of the Advances that are advanced to or for the account of any or all of the Borrowers and that remains unpaid.

      "Proceeds Collections Agreement" shall mean an agreement between the Bank, the Borrowers and Atlantic Bank substantially in the form of Exhibit N attached hereto or such other form as shall be acceptable to the Bank in its sole and absolute discretion.

      "Producer" shall mean any Person who has licensed or otherwise granted rights in a Product to any Borrower pursuant to a Rights-In Agreement.

      "Products" shall mean all Audio Recordings and all Theatrical Pictures, Video Pictures, Television Programs, and all other feature and non-feature length motion pictures produced for release in any other medium in which any Borrower now has or hereafter acquires any right, title or interest, including, without limitation, the Existing Products.

      "Product Payments" shall mean all amounts payable to or for the benefit of any Borrower arising out of or in connection with the sale, license, sublicense, lease, sublease, rent, subrent, distribution, exhibition, broadcast, telecast or other exploitation of a Product or Products or copies thereof whether characterized as accounts, accounts receivable, general intangibles, contract rights or otherwise; any and all sums, proceeds, money, products, profits or increases payable to any Borrower; all chattel paper that may arise in connection therewith and any and all amounts payable under such chattel paper whether characterized as accounts, accounts receivable, contracts receivable, general intangibles or otherwise; and any and all proceeds of the foregoing payable to any Borrower; "Product Payments" shall include, without limitation, all License Payments.

      "Qualifying Accounts Receivable" shall have the meaning set forth in
      Section 3.2.6 hereof.

      "Qualifying Audio Recording" shall have the meaning set forth in Section
      3.2.7 hereof.

      "Qualifying Completed Picture" shall have the meaning set forth in Section
      3.2.8 hereof.

      "Qualifying Contracts Receivable" shall have the meaning set forth in
      Section 3.2.10 hereof.

      "Qualifying Uncompleted Picture" shall have the meaning set forth in
      Section 3.2.9 hereof.

      "Rate of Interest" shall mean (i) with respect to each Advance, the Prime Rate plus the then applicable Interest Spread with respect to the Advance in question, and (ii) with respect to any Costs or Interest not paid when due hereunder, the Prime Rate plus the Interest Spread applicable to such overdue Obligations.

      "Relevant Foreign Jurisdictions" shall have the meaning set forth in
      Section 6.1.1 hereof.

      "Restricted Payment" shall mean (i) any distribution, dividend or other direct or indirect payment in respect of any shares of any class of any capital stock of a

      Borrower or any of its Subsidiaries now or hereafter outstanding; (ii) any purchase, redemption or other acquisition or reacquisition by any Borrower or any of its Subsidiaries of any share of any class of any of its own capital stock or other capital stock or equity interest of any other Borrower or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or obtain the surrender of any outstanding warrants, puts or options or other rights to purchase or acquire any shares of any class of any capital stock of any Borrower or of any of its Subsidiaries now or hereafter outstanding, (iv) any loan by a Borrower or any of its Subsidiaries to the holder of any shares of any class of any capital stock of any Borrower or any of its Subsidiaries, and/or (v) any payment of principal or other retirement of indebtedness of a Borrower or any of its Subsidiaries which is subordinated by its terms, by agreement or by operation of law (or is required by any Loan Document to be subordinated) to the Obligations.

      "Rights-In Agreements" shall mean any agreement, arrangement or understanding now existing or hereafter entered into (including, without limitation, so-called "output" or other multi-Product agreements), to which any Borrower is a party and pursuant to which any Borrower has been granted, sold, conveyed, licensed, sublicensed, leased, subleased or otherwise transferred rights by any Person with respect to the distribution, subdistribution, sale, rental, lease, sublease, licensing, sublicensing, exhibition, telecast, broadcast, transmission (including, without limitation, by way of satellite or cable) or other use, exploitation or acquisition of any Product or any elements thereof (including, but not limited to, all music and musical compositions, negatives, soundtracks and Literary Properties) and/or the Copyrights in any of the foregoing or any part thereof in any media existing now or in the future and in any territory (including, without limitation, motion picture, television, "home video" and all other audio and/or audio-visual device rights, merchandising and commercial tie-ups, soundtrack album, music publishing, novelization and publishing rights, trailer rights, and all other allied, incidental, ancillary and subsidiary rights).

      "Short Form Assignment" shall have the meaning set forth in Section
      3.2.7.3 hereof.

      "Show Time" shall mean Show Time Networks, Inc.

      "Standby Letter of Credit" shall mean a letter of credit obligation of the Bank in favor of a designated third party beneficiary, under which payment is contingent on the failure of a Borrower to perform under the terms of the contract or agreement with the beneficiary.

      "Standby Letter of Credit Fee" shall mean one and one-half percent (1.5%) per annum of the principal amount of each Standby Letter of Credit.

      "Standby Letter of Credit Sublimit" shall mean the limitation of One Million Dollars ($1,000,000) on the aggregate principal sum of all undrawn Standby Letters of Credit outstanding at given point in time.

      "State" shall mean any state of the United States.

      "Subsidiary" shall mean any corporation, association, limited liability company, joint venture, partnership, trust or other entity which is directly or indirectly through one or more intermediaries controlled by the Person in question.

      "Television Programs" shall mean all television series and programs, made-for- television motion pictures and mini-series and all other feature and non-feature length motion pictures produced for telecasting or broadcasting on any form of television (including, without limitation, free, pay, pay per view, near-pay per view, subscription, satellite, cable and microwave).

      "Theatrical Pictures" shall mean all feature and non-feature length motion pictures produced for theatrical release in which any Borrower now has or hereafter acquires any right, title or interest. For avoidance of doubt, a Theatrical Picture may also come within the definition of a Video Picture.

      "Third Party Payments" shall have the definition set forth in Section
      3.2.11 hereof.

      "Tier 1 Borrowing Base Component" shall have the meaning set forth in
      Section 3.1.1 hereof.

      "Tier 2 Borrowing Base Component" shall have the meaning set forth in
      Section 3.1.2 hereof.

      "Tier 3 Borrowing Base Component" shall have the meaning set forth in
      Section 3.1.3 hereof.

      "Tier 4 Borrowing Base Component" shall have the meaning set forth in
      Section 3.1.4 hereof.

      "Tier 5 Borrowing Base Component" shall have the meaning set forth in
      Section 3.1.5 hereof.

      "Tier 6 Borrowing Base Component" shall have the meaning set forth in
      Section 3.1.6 hereof.

      "Trademark Mortgages" shall mean the documents in respect of each trademark, logo, trade name, service mark and/or service name of each Borrower in substantially the form of Exhibit I attached hereto or in such other form as may be acceptable to the Bank in its sole and absolute discretion.

      "United States" and "U.S." shall mean the United States of America and its territories and possessions.

      "Variable Rate Notes" shall mean those certain Variable Rate Senior Subordinated Notes of Unapix in the aggregate principal amount of $3,025,000.

      "Video Pictures" shall mean all feature and non-feature length motion pictures produced for "home video" release on videotape, cassette, cartridge, disc or other "home video" medium in which any Borrower now has or hereafter acquires any right, title or interest. Video Pictures, include, without limitation, motion pictures commonly referred to as "music videos" and motion pictures which match visual images with music rather than attempting to tell a story. For the avoidance of doubt, a Video Picture may also come within the definition of Theatrical Picture.

      Unless the context otherwise requires, the following terms used in this Agreement shall have the meanings ascribed to them in the Commercial Code of the State of California: "account," "account debtor," "chattel paper," "general intangibles," "goods," "instrument," "inventory," "money," "proceeds" and "products."

2.    THE LOANS.

      2.1 Commitments and Availability Period. On the terms and subject to the satisfaction or waiver by the Bank of the conditions set forth in this Agreement and in reliance upon the representations and warranties of the Borrowers set forth herein and in the other Loan Documents, the Bank agrees to lend:

            2.1.1 Commitment. To the Borrowers, in the form of Advances and Letters of Credit by way of a revolving credit facility (the "Facility") in the aggregate sum owing hereunder of up to Seven Million Dollars ($7,000,000) (the "Commitment") from time to time during the period (the "Availability Period") commencing on the execution date hereof and expiring on September 30, 1998; provided, however, that subject to Section
      2.1.2 hereof, at no time shall the sum of all Advances and all undrawn amounts under all Letters of Credit at any time outstanding under the Facility exceed the lesser of (i) the Commitment, or (ii) the then current amount of the Borrowing Base; provided further, however, the aggregate sum of all undrawn amounts under Standby Letters of Credit shall not at any time exceed the Standby Letters of Credit Sublimit. Subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow amounts constituting the Commitment. Notwithstanding anything herein to the contrary, no Letter of Credit shall remain outstanding after the Final Repayment Date.

            2.1.2 Excess Commitment. Notwithstanding anything to the contrary in
      Section 2.1.1 hereof, the sum of all Advances and the undrawn amounts under all Letters of Credit at any time outstanding under the Facility may exceed the Commitment and/or the amount of the Borrowing Base with respect to Cash

      Collateralized LCs if the provisions of Section 2.5.5 hereof are met; provided, however, at no time shall the aggregate sum of all undrawn amounts under the Cash Collateralized LCs exceed the Cash Collateralized LC Sublimit.

      2.2 Notice and Making of Advances Other than Letter of Credit Drawdowns. Subject to Section 2.4 hereof, whenever the Borrowers desire to draw down an Advance, the Borrowers shall deliver to the Bank a Borrowing Certificate duly completed and executed by all of the Borrowers prior to each requested Advance, and such Borrowing Certificate shall be irrevocable. Such Borrowing Certificate, to be effective, must be received by the Bank not later than 11:00 a.m., Los Angeles time, on the requested Drawdown Date set forth in the Borrowing Certificate. Subject to the terms and conditions of this Agreement, the Bank shall fund the requested Advance by crediting the bank account of the Borrowers at the Bank specified in the Borrowing Certificate for the amount of such Advance.

      2.3 Currency and Amount of Advances. Each Advance shall be made in Dollars, and such Advances (other than the Advances made pursuant to Section 2.4 hereof) shall be in an aggregate principal amount of not less than $25,000, and any Advance in excess of $25,000 shall be in an integral multiple of $25,000.

      2.4 Atlantic Letter of Credit Advance and Other Advances. Upon the Bank receiving from Atlantic Bank in accordance with the Proceeds Collections Agreement a notice that Atlantic Bank has received the Atlantic Letter of Credit for payment and Atlantic Bank intends to honor the same, the Bank will pay to Atlantic Bank the amount then to be paid under the Atlantic Letter of Credit, not to exceed Three Hundred Thousand Dollars ($300,000) when aggregated with all other sums paid to Atlantic Bank pursuant to this Section 2.4 and the Proceeds Collections Agreement with respect to the drawdown of the Atlantic Letter of Credit. The Bank shall also be authorized to pay to Atlantic Bank any other sums which the Bank has agreed to pay to Atlantic Bank pursuant to the Proceeds Collections Agreement. Any sums paid to Atlantic Bank under this Section 2.4 and the Proceeds Collections Agreement shall be deemed Advances made under this Agreement. The Bank may make the Advances under this Section 2.4 without request from the Borrower or Borrower's compliance with the requirements of Section 2.2 hereof. Until such time as the Bank's obligation to Atlantic Bank under the Proceeds Collections Agreement has either terminated or been satisfied in full, the Bank shall reserve out of the available Borrowing Base an amount equal to the aggregate undrawn principal amount of the Atlantic Letter of Credit plus $5,000. Such reserved amount of the Borrowing Base shall be unavailable to the Borrower for purposes of making Advances or issuing Letters of Credit other than making Advances under this Section 2.4.

      2.5 Issuances of Letters of Credit.

            2.5.1 Subject to the provisions of Section 2.2 hereof and Borrowers' compliance with Section 4.2 hereof, the Borrower may request that the Bank issue one or more Letters of Credit for the account of the Borrowers. Whenever the Borrower desires the Bank to issue a Letter of Credit, the Borrowers shall deliver to the Bank a Borrowing Certificate duly completed and executed by the Borrowers (together with the proposed form of Letter of Credit or operative terms of the requested Letter of Credit), and such Borrowing Certificate shall be irrevocable. Such Borrowing Certificate, to be effective, must be received by the Bank not later than 9:00 a.m., Los Angeles, California time, on the second (2nd) Business Day immediately preceding the date on which such Letter of Credit is to be issued. The Bank hereby agrees to issue such Letters of Credit for the account of the Borrowers subject to the other terms and conditions of this Agreement. Each Letter of Credit issued pursuant hereto shall expire no later than the Final Repayment Date; and each such Letter of Credit shall contain such other terms and provisions as the Bank and the Borrowers may mutually agree.

            2.5.2 Acceptance or payment of drafts under any Letter of Credit shall be made in accordance with the terms of such Letter of Credit and, in that connection, subject to the Bank's compliance with Section 5-109 of the California Commercial Code, the Bank shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and believed by the Bank to be genuine, absent gross negligence or willful misconduct by the Bank. The Bank shall not have any duty to inquire as to the accuracy or authenticity of any draft or other drawing documents which may be presented to it. If the Bank shall have received documents which in its good faith judgment constitute all of the documents which are required to be presented before payment or acceptance of a draft under any Letter of Credit, then the Bank shall be entitled to pay or accept such draft, absent gross negligence or willful misconduct by the Bank.

            2.5.3 Each Letter of Credit Drawdown shall constitute an Advance and Interest shall accrue thereon from the related Letter of Credit Drawdown Date.

            2.5.4 Notwithstanding the termination of the Commitment and the payment of the Advances, the obligations of the Borrowers under this
      Section 2 shall remain in full force and effect until the Bank shall have been released from its obligations with regard to any and all Letters of Credit.

            2.5.5 In the event that the Borrowers wish to obtain a Commercial Letter of Credit or a Standby Letter of Credit (each a "Cash Collateralized LC") at a time when the sum of all Advances and all undrawn amounts under all Letters of Credit then outstanding and under such requested Cash Collateralized LC exceeds the Commitment and/or the then current amount of the Borrowing Base, the Bank will issue such Cash Collateralized LC, provided that (i) there are not then in existence any Events of Default or Potential Event of Default, (ii) the sum of all undrawn amounts under all outstanding Cash Collateralized LCs and under the requested Cash Collateralized LC does not exceed the Cash Collateralized LC Sublimit, (iii) an amount equal to the sum of all drawn and undrawn amounts under all previously issued Cash Collateralized LCs and the requested Cash Collateralized LC is on deposit in the LC Cash Collateralized Account, and (iv) the

      Borrowers have complied with the requirements of Sections 2.5.1 and 4.1 or
      4.2 hereof, as applicable.

      2.6 The Note. The Principal (and Interest thereon) owing to the Bank under the Facility shall be evidenced by the Note executed by the Borrowers and payable to the Bank in the face amount of the Commitment. The Note shall be payable only to the extent of the unpaid balance of the Principal (and Interest thereon) owing from time to time under the Facility. The records of the Bank shall be prima facie evidence of the Borrowers' actual indebtedness to the Bank in the absence of manifest error. The Borrowers hereby agree that the Note shall constitute evidence of the Principal (and Interest thereon) with the same force and effect as if each Advance and each other indebtedness of the Borrowers to the Bank arising hereunder was evidenced by a separate promissory note executed by the Borrowers. Notwithstanding anything else herein or in the Note or any other Loan Document to the contrary, all amounts advanced by the Bank to the Borrowers shall be on a full, joint and several recourse basis against each of the Borrowers irrespective of which Borrower or Borrowers receive and/or use the Advances.

      2.7 Computation and Payment of Interest.

            2.7.1 Accrual of Interest. Interest shall accrue on (i) each Advance commencing on the applicable Drawdown Date, (ii) all arrears of Interest not paid when due, commencing on the next day following the applicable due date, and (iii) all Costs not paid on or before the applicable due date, commencing on the next day following the applicable due date; in each case until repaid in full at the Rate of Interest. Interest shall be calculated on the number of calendar days actually elapsed on the basis of a year of 360 days and shall be paid as stipulated in this Section 2.7, and each change in the Rate of Interest resulting from a change in the Prime Rate shall be effective from the date of the respective change in the Prime Rate.

            2.7.2 Payments of Interest. Interest shall be due and payable (i) on the 20th day of each calendar month (or if such day is not a Business Day, on the next Business Day thereafter), and (ii) at maturity (by acceleration or otherwise).

      2.8 Repayment of the Loan.

            2.8.1 Final Repayment Date. Subject to the prepayment provisions set forth in Section 2.8.2 hereof, all outstanding Advances under the Facility shall be due and payable without notice, and the Borrowers shall pay all such Advances to the Bank on or before the Final Repayment Date.

            2.8.2 Mandatory Prepayments.

                  2.8.2.1 Loan Exceeds the Borrowing Base. Subject to Section
            2.1.2 hereof, in the event that the Bank gives written notice to the Borrowers that the then aggregate outstanding amount of the Loan exceeds the then existing Borrowing Base, the Loan shall be due and payable without any further notice to the extent of such excess (together with accrued Interest thereon), and the Borrowers shall repay such amounts to the Bank within three (3) calendar days of delivery of such written notice to the Borrowers.

                    2.8.2.2 Facility Loan Exceeds the Commitment. Subject to
            Section 2.1.2 hereof, in the event the aggregate outstanding amount of the Loan made under the Facility at any time exceeds the then maximum amount of the Commitment, the Loan shall be due and payable without notice to the extent of such excess (together with accrued Interest thereon), and the Borrowers shall immediately repay the amounts to the Bank.

                    2.8.2.3 Automatic Prepayment of All Obligations. All
            Obligations shall be due and payable without notice or demand, and the Borrowers shall pay all such Obligations to the Bank (including, without limitation, by applying (in the sole and absolute discretion of the Bank) any then outstanding credit balance in the Master Collection Account, the Operating Account and/or the LC Cash Collateral Account to the repayment of such Obligations) upon the earliest to occur of any Event of Default specified in Sections 11.7 or 11.8 hereof.

                    2.8.2.4 Upon Demand. At the election of the Bank, upon
            demand, all outstanding Obligations shall be due and payable upon the occurrence of an Event of Default (other than any Event of Default described in Section 11.7 or 11.8, for which no notice is necessary), and the Borrowers shall pay all such Obligations to the Bank, including, without limitation, by applying (in the sole and absolute discretion of the Bank) any then outstanding credit balance in the Master Collection Account, the Operating Account and/or the LC Cash Collateral Account.

            2.8.3 Optional Prepayments. The Borrowers may, upon at least five
      (5) Business Days' prior written notice to the Bank, prepay any outstanding Principal, either in whole or in part. All such prepayments shall be accompanied by the payment of any accrued Interest on the amount of the outstanding Principal prepaid. No such prepayments of Principal shall be in an amount of less than $100,000 or lesser amount that may then be outstanding.

      2.9 Time and Place of Payments. The Borrowers shall make each payment hereunder (and under any instrument delivered hereunder) to the Bank at the office of the Bank set forth in, or designated by the Bank pursuant to Section 14 hereof, not later than 10:00 a.m. (Los Angeles time) on the day when due, in freely transferable Dollars representing "same day" funds, and if necessary the Borrowers shall procure (from either the payor of such funds or from the Bank, at the election of the Borrowers) conversion of any payments from third parties into Dollars, with the Borrowers bearing all costs and risks of any and all such conversions. Whenever any payment to be made hereunder or under any instrument delivered hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day; and such extension of time shall in each such case be included in the computation and payment of Interest.

      2.10 Application of Payments. Subject to Section 12.7 hereof, all payments made hereunder in respect of any of the Obligations (whether optional or mandatory) shall be credited first to Costs to the extent that Costs are then due and have not previously been paid, then to Interest to the extent that Interest on outstanding Principal is accrued and unpaid and then to Principal.

      2.11 No Offset by the Borrowers; Net Payments. All payments by the Borrowers under this Agreement shall be made without setoff or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes of any kind (other than income and franchise taxes of the Bank), imposts, levies, assessments, duties, fees, deductions or other charges, restrictions, conditions of whatever nature now or hereafter imposed, levied, collected or asserted to be due or payable by or for the account of the United States or any foreign country, or any State or foreign state or province, municipality or other political subdivision or taxing authority thereof, and including any penalty or fine or similar liabilities for the non-payment thereof) shall not be less than the amounts otherwise specified to be paid under this Agreement. All payments under this Agreement shall be made under all circumstances, irrespective of any restrictions then existing in any jurisdiction and without regard to the nationality, residence or domicile of the Bank or any of the Borrowers, and without requiring any affidavit or the fulfillment of any other formality except as otherwise expressly provided in this Agreement.

      2.12  Capital Adequacy and Increased Cost of the Commitment.

            2.12.1 If after the date first above written the adoption or implementation of any applicable rule, law or regulation regarding capital requirements for banks or bank holding companies, or any change therein (including any change according to a prescribed schedule of increasing requirements, whether or not currently known) or any change in the interpretation or administration thereof by any foreign or domestic court, central bank (including, without limitation, the Federal Reserve System of the United States (the "Federal Reserve")), monetary authority or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of any such Person regarding capital adequacy (whether or not having the force of law) has the effect of reducing the return on the Bank's capital to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, implementation, change or compliance and assuming that the Bank's capital was fully utilized prior to such adoption, implementation, change or compliance) but for such adoption, implementation, change or compliance as a consequence of the Loan or the Commitment by any amount, the Borrowers shall pay to the Bank as an additional fee from time to time on demand of the Bank such amount as shall be necessary to compensate the Bank for such reduction. The determination by the Bank of such amount, if done on the basis of any reasonable averaging and attribution methods, shall in the absence of manifest error be conclusive, and, at the Borrowers' request, the Bank shall demonstrate in reasonable detail the basis of such determination.

            2.12.2 If any present or future applicable law (which expression, as used in this Section 2.12.2, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other authority (including, without limitation, the Federal Reserve) (whether or not having the force of law)) shall:

                    2.12.2.1 subject the Bank to any tax, levy, impost, duty,
            charge, fee, deduction or withholding of any nature with respect to this Agreement, the Loan or the Commitment (other than taxes based upon or measured by the income or profits of the Bank); or

                    2.12.2.2 materially change the basis of taxation (except for changes in taxes on income or profits) of payments to the Bank of Principal or Interest or any other amounts payable to the Bank under this Agreement; or

                    2.12.2.3 impose or increase or render applicable any special deposit, reserve, assessment, liquidity or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of the Bank, or the Loan or the Commitment; or

                    2.12.2.4 impose on the Bank any other conditions or
            requirements with respect to this Agreement, the Loan, the Commitment or any class of loans or commitments of which the Loan forms a part;

            and the result of any of the foregoing is:

                        (i) to increase the cost to the Bank of making, funding,
                  issuing, renewing, extending or maintaining the Loan and/or the Commitment; or

                        (ii) to reduce the amount of Principal, Interest or
                  other amount payable to the Bank hereunder on account of any of the Loan and/or the Commitment; or

                        (iii) to require the Bank to make any payment or to
                  forego any Interest or other sum payable hereunder, the amount of which payment or foregone Interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from the Borrowers hereunder;

            then, and in each such case, the Borrowers will, upon demand following receipt of written notice from the Bank, which written notice shall include calculations in reasonable detail of the amounts payable, pay to the Bank such additional amounts as will be sufficient to compensate the Bank for such additional cost, reduction, payment or foregone Interest or other sum, but without duplication of any amount payable by the Borrowers pursuant to
            Section 2.12.1 hereof. The determination by the Bank of any such amount shall, in the absence of manifest error, be conclusive, and at the Borrowers' request the Bank shall demonstrate the basis in reasonable detail for such determination.

      2.13 Late Payment Fee. The Borrowers recognize and agree that any default in the payment of Principal, Interest, Fees, Costs or any other sum due hereunder or under any of the other Loan Documents will result in additional losses and expenses to the Bank which are difficult to quantify. Therefore, the Borrowers agree that if the Borrowers fail to make any payment of Principal, Interest, Fees, Costs or any other sum due hereunder or under any of the other Loan Document within ten (10) days after the same is due and payable, then, in addition to any and all other rights and remedies of the Bank hereunder, under the other Loan Documents or otherwise at law or in equity, the Borrowers (subject to the limitations set forth herein) shall also pay to the Bank a late charge of five percent (5%) of the overdue amount in question as a reasonable estimate of the Bank's losses and expenses due as a result of such overdue amount. The assessment and collection of each such late charge shall be without prejudice to all other rights of the Bank.

3.    BORROWING BASE.

      3.1 Borrowing Base Formula. The term "Borrowing Base" shall mean, as of any date on which the amount thereof shall be determined (the "Determination Date"), the aggregate of:

            3.1.1 55% of each Qualifying Accounts Receivable payable with respect to a Qualifying Completed Picture by a Domestic Approved Account Debtor which is a home video distributor ("Tier 1 Borrowing Base Component"); provided, however, that no Qualifying Accounts Receivable shall be included in the Tier 1 Borrowing Base Component, which is older than 60 days past the invoice due date and/or 120 days from the invoice date for such receivable; plus

            3.1.2 80% of each Qualifying Accounts Receivable (including those of Unapix's International Division) payable with respect to a Qualifying Completed Picture by a Domestic Approved Account Debtor which is a major television network, major pay cable channel or major cable network listed on Schedule 3.1.2 attached hereto ("Tier 2 Borrowing Base Component"); provided, however, that no Qualifying Accounts Receivable shall be included in the Tier 2 Borrowing Base Component which is more than 90 days past due; plus

            3.1.3 70% of each Qualifying Accounts Receivable payable with respect to a Qualifying Completed Picture or a Qualifying Audio Recording by a Domestic Approved Account Debtor which has purchased the Products giving rise to such Qualifying Accounts Receivable at prices based on "sale to ultimate consumers" basis (as opposed to "rental" basis) ("Tier 3 Borrowing Base Component"); provided, however, no Qualifying Account Receivable shall be included in the Tier 3 Borrowing Base Component which is more than 60 days past the invoice due date and/or 120 days past the invoice date; plus

            3.1.4 50% of each Qualifying Accounts Receivable or Qualifying Contracts Receivable payable with respect to a Qualifying Completed Picture or a Qualifying Audio Recording by a Foreign Approved Account Debtor which is a theatrical, video, audio, compact disc or software distributor, television network, pay cable channel or cable network, with respect to theatrical, video, audio, compact disc or software, telecasting or broadcasting rights on Foreign territories, acceptable to the Bank in its sole and absolute discretion ("Tier 4 Borrowing Base Component"); provided, however, no Qualifying Account Receivable or Qualifying Contract Receivable shall be included in the Tier 4 Borrowing Base Component which is more than 120 days past due and provided further, however, a Qualifying Contract Receivable shall only be included in the Tier 4 Borrowing Base Component to the extent it is contractually obligated to be paid within 12 months of the Date of Determination (within 24 months of the Date of Determination for Qualifying Contracts Receivable due from Discovery International); plus

            3.1.5 75% of each Qualifying Contracts Receivable payable with respect to a Qualifying Completed Picture or a Qualifying Audio Recording by a Domestic Approved Account Debtor to the extent such receivable is contractually obligated to be paid within 12 months of the Date of Determination (within 24 months of the Date of Determination for Qualifying Contracts Receivable due from USA-SciFi Channel, HBO, Discovery or Showtime) ("Tier 5 Borrowing Base Component"); plus

            3.1.6 50% of each Qualifying Contracts Receivable payable with respect to a Qualifying Uncompleted Picture (less a reserve to complete in an amount acceptable to the Bank in its sole and absolute discretion) by a Domestic Approved Account Debtor or a Foreign Approved Account Debtor, for which the Qualifying Uncompleted Picture is contractually obligated to be completed within said 24 months, to the extent such receivable is contractually obligated to be paid within 24 months of the Date of Determination ("Tier 6 Borrowing Base Component"); provided, however, that in no event shall the aggregate amount of the Tier 6 Borrowing Base Component exceed $1,500,000.

For the avoidance of doubt, on any given Determination Date, each Qualifying Accounts Receivable or Qualifying Contracts Receivable shall only be included in one tier of the Borrowing Base Components; provided, however, during the "life cycle" of Qualifying Contracts Receivable they may be reclassified from a Tier 6 Borrowing Base Component to a Tier 5 Borrowing Base Component or a Tier 4 Borrowing Base Component and from a Tier 5 Borrowing Base Component to a Tier 2 Borrowing Base Component.

      3.2 Borrowing Base Definitions. The following terms used in the determination of the Borrowing Base shall have the following meanings:

            3.2.1 Approved Account Debtors. The term "Approved Account Debtors" shall mean each distributor, licensee, wholesaler or retail store chain of any Borrower which (a) is located in an Approved Country, (b) is (i) a major motion picture studio, (ii) a major television network, (iii) a major pay cable channel or major cable network, (iv) a syndication company, (v) a home video, audio or software distributor or licensee, (vi) a subdistributor or sublicensee of distribution rights in a Foreign Approved Country or (vii) Domestic video wholesaler or retail store chain and (c) is approved by the Bank in writing from time to time in its sole and absolute discretion; provided, however, that the Bank may at any time reevaluate the creditworthiness of any Approved Account Debtors. In the event the Bank, in its sole and absolute discretion, determines that an Approved Account Debtor should no longer be an "Approved Account Debtor," the Bank shall give written notice of such fact to the Borrowers, and upon delivery of such notice to the Borrowers, such Person shall no longer be an "Approved Account Debtor" (and no otherwise Qualifying Accounts Receivable or Qualifying Contracts Receivable of such Person (including, without limitation, any receivables of such Person then included in the Borrowing Base) shall be included in the Borrowing Base) unless and until the Bank, in its sole and absolute discretion, re-approves, if ever, such Person as an "Approved Account Debtor." Until such time as the $350,000 due BMG by Miramar as of April 16, 1997 has been satisfied in full and the Borrowers provide written evidence of such fact in form and substance satisfactory to the Bank, BMG shall not be an Approved Account Debtor.

            3.2.2 Approved Countries. The term "Approved Countries" shall mean all countries which are not listed on Schedule 3.2.2 provided, however, that the Bank may at any time reevaluate any Approved Countries. In the event the Bank, in its sole and absolute discretion, determines that an Approved Country should no longer be an "Approved Country," the Bank shall give written notice of such fact to the Borrowers, and upon delivery of such notice to the Borrowers, such country shall no longer be an "Approved Country" unless and until the Bank, in its sole and absolute discretion, re-approves, if ever, such country as an "Approved Country."

            3.2.3 Approved License Agreements. The term "Approved License Agreements" shall mean each License Agreement approved from time to time by the Bank in its sole and absolute discretion. The Bank hereby preapproves the forms of License Agreements attached hereto as Exhibit L; provided, however, in the event the Borrowers anticipate making any material changes to either such forms of License Agreements, they shall first furnish the Bank with a draft of the proposed changes, and such proposed License Agreement shall not constitute an "Approved License Agreement" unless and until the Bank shall have approved in writing the furnished License Agreement.

            3.2.4 Domestic. The term "Domestic" shall mean the United States and Canada and their respective territories and possessions.

            3.2.5 Foreign. The term "Foreign" shall mean the entire universe excluding Domestic.

            3.2.6 Qualifying Accounts Receivable. The term "Qualifying Accounts Receivable" shall mean at any date for which the amount thereof is to be determined, an amount equal to (i) the sum of the face amount of all minimum, non-refundable, uncollected accounts receivable (as defined in accordance with GAAP and if applicable, GAAP guidelines of revenue recognition of the sale of motion picture rights described in FASB No. 53) which are contractually obligated to be paid to any Borrower from Approved Account Debtors on or before a date certain (which must be pursuant to an Approved License Agreement, with respect to Qualifying Accounts Receivable regarding the Tier 4 Borrowing Base Component) less (ii) (a) that portion of any account receivable in question for which there is a bona fide request for a material credit, adjustment, compromise, offset, counterclaim or dispute and (b) the sum of the following items payable by the Borrowers (based on the Borrowers' then best estimate) (the "Estimated Revenue Expenses"), which shall be deducted only once for each particular Borrowing Base calculation: All Third Party Payments more than 30 days past due, collection/distribution costs and expenses, withholdings, taxes, remittances, levies and any other projected expenses of the Borrowers in connection with the collection of such receivables; provided, however, that Qualifying Accounts Receivable shall not include any accounts receivable: (a) which, in the sole and absolute discretion of the Bank, contains a material performance obligation or executory condition to be performed by or caused to be performed by any Borrower or any other Person, where any such obligation or condition is contingent upon future events that are not within the sole and absolute control of a Borrower or a film or audio laboratory which is directly obligated to a Borrower to perform such performance obligation or condition; (b) for which the Bank has not received an Irrevocable Authority and Acknowledgment executed by the applicable Borrower and Approved Account Debtor (which includes, without limitation, a prohibition against the Approved Account Debtor (other than those listed on Schedule 3.2.6 attached hereto) exercising any defenses or rights of setoff, counterclaim, reduction or recoupment against such accounts receivable for any reason whatsoever) to the extent required pursuant to Section 3.4 hereof; (c) as to which the Bank does not have a perfected first priority security interest under the Code (including, without limitation, any receivables with outstanding minimum guarantees or advances owed to producers of the Product in question that have been secured by unsubordinated liens against such Product in favor of producers or their financiers); (d) which relate to a Product as to which the Bank has not received one fully executed copy of a Laboratory Pledgeholder Agreement (and/or if applicable, a Laboratory Authorization Letter) covering all physical and sound elements required to be delivered and/or made available to the Approved Account Debtor under the Approved License Agreement in question, with respect to Qualifying Accounts Receivable regarding the Tier 4 Borrowing Base Component; (e) for which the Borrowers cannot warrant title to sufficient underlying rights to justify such accounts receivable as determined in the Bank's sole and absolute discretion; (f) that is payable by an Approved Account Debtor which, when aggregated with all other accounts and contracts receivable of such Approved Account Debtor included in the Borrowing Base, exceeds 20% of the total Borrowing Base (or exceeds 30% of the Total Borrowing Base with respect to BMG, Ingram, East Texas, HBO and Discovery) to the extent of such excess; (g) payable in a currency (x) other than Dollars which is not freely convertible into Dollars or (y) which may not be freely withdrawn from the country where paid; (h) which relate to a Product that does not constitute a "Qualifying Completed Picture"; (i) payable by an Approved Account Debtor for which 25% or more of all accounts and contracts receivable owing by such Approved Account Debtor to any Borrower are more than 90 days or 120 days past due as applicable; (j) payable by an Affiliate of any Borrower; (k) payable by an account debtor who is not an Approved Account Debtor; (l) payable by an account debtor who is insolvent, is subject to any bankruptcy in insolvency proceedings, or has made a general assignment for the benefit of creditors; or (m) is payable by any Person which is a governmental entity unless such receivable is specifically assigned to the Bank.

            3.2.7 Qualifying Audio Recording. The term "Qualifying Audio Recording" shall mean, with respect to a given receivable in question, an Audio Recording for which:

                  3.2.7.1 The Bank shall have received from the laboratory
            (which has executed a Laboratory Pledgeholder Agreement and/or Laboratory Authorization Letter, if applicable) with respect to such Product, written certification (i) that it is holding on behalf of the applicable Borrower, or the applicable Borrower has irrevocable access to, physical materials labeled as being of such Product and
            (ii) describing the type of such physical materials;

                  3.2.7.2 The Borrowers shall have delivered to the Bank two original Copyright Mortgages executed by the Borrowers and covering the Product in question;

                  3.2.7.3 The Borrowers shall have delivered to the Bank
            evidence satisfactory to the Bank of the delivery to United States Copyright Office for recording therein in the following order of (i) an original short-form assignment of rights (the "Short Form Assignment") (executed by the Producer party to the Rights-In Agreement relating to the Product which properly evidences the vesting in the Borrowers of the ownership of the distribution and/or other rights in the Product being granted and/or licensed by the Borrowers pursuant to the Approved License Agreements relating to the Qualifying Accounts Receivable and Qualifying Contracts Receivable to be included in the Borrowing Base with respect to such Product, in accordance with the laws of the United States, and (ii) an original Copyright Mortgage executed by Borrowers which covers the Product; and

                  3.2.7.4 The Borrowers shall have delivered to the Bank a copy of a receipt issued by the United States Copyright Office confirming its receipt and acceptance for recording of the Short Form Assignment and Copyright Mortgage referred to (and in the order set forth) in Section 3.2.7.3 hereof.

            3.2.8 Qualifying Completed Picture. The term "Qualifying Completed Picture" shall mean, with respect to a given receivable in question, either a Theatrical Picture, Video Picture or Television Program for which:

                  3.2.8.1 The Bank shall have received from the laboratory
            (which has executed a Laboratory Pledgeholder Agreement and/or Laboratory Authorization Letter, if applicable) with respect to such Product, written certification (i) that it is holding on behalf of the applicable Borrower, or the applicable Borrower has irrevocable access to, physical materials labeled as being such Product and (ii) describing the type of such physical materials;

                  3.2.8.2 The Borrowers shall have delivered to the Bank two original Copyright Mortgages executed by the Borrowers and covering the Product (and each episode thereof with respect to a Television Program) in question;

                  3.2.8.3 Notwithstanding having complied with Section 3.2.9.3 hereof, the Borrowers shall have delivered to the Bank evidence satisfactory to the Bank of the delivery to the United States Copyright Office for recording therein in the following order of (i) an original short-form assignment of rights (the "Short Form Assignment") (executed by the Producer party to the Rights-In Agreement relating to the Product (and each episode thereof with respect to a Television Program) in question) which properly evidences the vesting in the Borrowers of the ownership of the distribution and/or other rights in the Product (and each episode thereof with respect to a Television Program) being granted and/or licensed by the Borrowers pursuant to the Approved License Agreements relating to the Qualifying Accounts Receivable and Qualifying Contracts Receivable to be included in the Borrowing Base with respect to such Product, in accordance with the laws of the United States, and (ii) an original Copyright Mortgage executed by Borrowers which covers the Product; and

                  3.2.8.4 The Borrowers shall have delivered to the Bank a copy of a receipt issued by the United States Copyright Office confirming its receipt and acceptance for recording of the Short Form Assignment and Copyright Mortgage referred to (and in the order set forth) in Section 3.2.8.3 hereof.

            3.2.9 Qualifying Uncompleted Picture. The term "Qualifying Uncompleted Picture" shall mean, with respect to a given receivable in question, either a Theatrical Picture, Video Picture or Television Program for which:

                  3.2.9.1 Except with respect to the Theatrical Picture
            "Ushuaia" for which no completion bond shall be required, the Borrowers shall have delivered to the Bank a fully executed completion bond (together with a "cut through" certificate executed by an insurance company or reinsurance company acceptable to the Bank in its sole and absolute discretion) both in forms and substance acceptable to the Bank, in its sole and absolute discretion, issued by a completion bond company approved by the Bank in its sole and absolute discretion, which completion bond guarantees the delivery of the Qualifying Uncompleted Picture by the due date in all License Agreements and guarantees payment to the Bank of an amount equal to the aggregate of all Qualifying Contracts Receivable included in the Borrowing Base pertaining to License Agreements for which there has been a failure to deliver the Qualifying Uncompleted Picture by the due date set forth in such License Agreements;

                  3.2.9.2 The Borrowers shall have delivered to the Bank
            evidence satisfactory to the Bank of the delivery to the United States Copyright Office for recording therein in the following order of (i) an original Short- Form Assignment (executed by the Producer party to the Rights-In- Agreement relating to the Product (and each episode thereof with respect to a Television Program) in question) which properly evidences the vesting in the Borrowers of the ownership of the distribution and/or other rights in the Product (and each episode thereof with respect to a Television Program) being granted and/or licensed by the Borrowers pursuant to the Approved Licensed Agreements relating to the Qualifying Contracts Receivable to be included in the Borrowing Base with respect to such Product in accordance with the laws of the United States, and (ii) an original Copyright Mortgage executed by Borrowers which covers the Product (and each episode thereof with respect to a Television Program);

                  3.2.9.3 The Borrowers shall have delivered to the Bank a copy of a receipt issued by the United States Copyright Office confirming its receipt and acceptance for recording of the Short Form Assignment and Copyright Mortgage referred to in the order set forth in Section 3.2.9.2 hereof.

            3.2.10 Qualifying Contracts Receivable. The term "Qualifying Contracts Receivable" shall mean at any date for which the amount thereof is to be determined, an amount equal to (i) the sum of the face amount of all minimum, non-refundable, uncollected contracts receivable (as defined in accordance with GAAP guidelines of revenue recognition of the sale of motion picture rights described in FASB No. 53) which are contractually obligated to be paid to any Borrower from Approved Account Debtors on or before a date certain pursuant to an Approved License Agreement less (ii)
      (a) that portion of any receivable in question for which there is a bona fide request for a material credit, adjustment, compromise, offset, counterclaim or dispute and (b) the sum of the Estimated Revenue Expenses which shall be deducted only once for each particular Borrowing Base calculation; provided, however, that Qualifying Contracts Receivable shall not include any contracts receivable: (a) which, in the sole and absolute discretion of the Bank, contains a material performance obligation or executory condition to be performed by or caused to be performed by any Borrower or any other Person, where any such obligation or condition is contingent upon future events that are not within the sole and absolute control of a Borrower or a film or audio laboratory which is directly obligated to a Borrower to perform such performance obligation or condition; (b) for which the Bank has not received an Irrevocable Authority and Acknowledgment executed by the applicable Borrower and Approved Account Debtor (which includes, without limitation, a prohibition against the Approved Account Debtor (other than those listed on Schedule
      3.2.6 attached hereto) exercising any defenses or rights of setoff, counterclaim, reduction or recoupment against such contracts receivable for any reason whatsoever) to the extent required pursuant to Section 3.4 hereof; (c) as to which the Bank does not have a perfected first priority security interest under the Code (including, without limitation, any receivables associated with outstanding minimum guarantees or advances owed to producers of the Product in question that have been secured by unsubordinated liens against such Product in favor of producers or their financiers); (d) which relate to a Product as to which the Bank has not received one fully executed copy of a Laboratory Pledgeholder Agreement (and/or if applicable, a Laboratory Authorization Letter) covering all physical and sound elements required to be delivered and/or made available to the Approved Account Debtor under the Approved License Agreement in question; (e) for which the Borrowers cannot warrant title to sufficient underlying rights to justify such contracts receivable as determined in the Bank's sole and absolute discretion; (f) that is payable by an Approved Account Debtor which, when aggregated with all other account and contracts receivables of such Approved Account Debtor included in the Borrowing Base, exceeds 20% of the total Borrowing Base (or exceeds 30% of the total Borrowing Base with respect to BMG, Ingram, East Texas, HBO or Discovery) to the extent of such excess; (g) payable in a currency (x) other than Dollars which is not freely convertible into Dollars, or (y) which may not be freely withdrawn from the country where paid; (h) which relate to a Product that does not constitute a "Qualifying Completed Picture" or a "Qualifying Uncompleted Picture", with respect to the Tier 6 Borrowing Base Component; (i) payable by an Approved Account Debtor for which 25% or more of all accounts and contracts receivable owing by such Approved Account Debtor to any Borrower are more than 90 days or 120 days past due as applicable; (j) payable by an Affiliate of any Borrower; (k) payable by an account debtor who is not an Approved Account Debtor; (l) payable by an account debtor who is insolvent, is subject to any bankruptcy or insolvency proceedings, or has made a general assignment for the benefit of creditors; or (m) is payable by any Person which is a governmental entity unless such receivable is specifically assigned to the Bank.

            3.2.11 Third Party Payments. The term "Third Party Payments" shall mean all distribution fees, commissions, credits, participations, residuals and similar amounts payable by any Borrower to or in favor of any licensees, subdistributors, sales agents, producers and other third parties with respect to a given Product.

            3.2.12 Certain changes in the Borrowing Base Definitions. In the event the Bank determines that (i) a particular account debtor of the Borrowers is no longer an "Approved Account Debtor" (other than as a result of that account debtor becoming insolvent or subject to any bankruptcy or insolvency proceeding or having made a general assignment for the benefit of creditors), (ii) a country is no longer an "Approved Country" or (iii) a license agreement is no longer an "Approved License Agreement" (other than as a result of changes in the form of agreement made by the Borrowers), any accounts or contracts receivable already included in the Borrowing Base on the date of such determination by the Bank shall not be deleted from the Borrowing Base but no additional accounts and/or contracts receivable shall be included in the Borrowing Base which do not then meet the current definition of Qualifying Accounts Receivable or Qualifying Contracts Receivable as a result of the Bank making one or more of the determinations described in clauses (i), (ii) or
      (iii) above.

            3.2.13 First Priority Security Interest in Certain Products. The Bank may from time to time in its sole and absolute discretion waive the requirement that any security interest in a Product of a producer of such Product and/or of the actors, writers and/or directors guilds be subordinate and junior to the security interest in such Product of the Bank before the accounts receivable and/or contracts receivable of the Borrowers related to such Product may be included in the Borrowing Base. The Borrowers acknowledge and agree that the Bank is under no obligation to give such waivers.

            3.2.14 SAG Security Interests. With respect to all Existing Products, no receivable derived from such Existing Products shall be excluded from the Borrowing Base merely because the Screen Actors Guild has a security interest therein or in the Copyrights to such Existing Products which is not subject and subordinate and junior to the security interests therein of the Bank.

      3.3   Borrowing Base Calculations.

            3.3.1 Frequency. On or before each Borrowing Base Certificate Delivery Date of each month, the Borrowers shall deliver to the Bank a Borrowing Base Certificate calculated as of the end of the immediately preceding month, together with the amount of Estimated Revenue Expenses and supporting calculations. The failure of the Borrowers to deliver a Borrowing Base Certificate within three (3) Business Days after a particular Borrowing Base Certificate Delivery Date shall, at the election of the Bank, constitute an Event of Default provided any Obligations are then outstanding, and without limiting any of the Bank's other rights and remedies upon the occurrence of an Event of Default, the Borrowers shall not be permitted to borrow any further sums hereunder unless and until they deliver to the Bank a Borrowing Base Certificate. On or before each Borrowing Base Reconciliation Delivery Date, the Borrowers shall deliver to the Bank a Borrowing Base Reconciliation calculated as of the date which is the fifteenth (15th) day immediately prior to said Borrowing Base Reconciliation Delivery Date, together with supporting calculations. The failure of the Borrowers to deliver a Borrowing Base Reconciliation within three (3) Business Days after a particular Borrowing Base Reconciliation Delivery Date shall, at the election of the Bank, constitute an Event of Default provided any Obligations are then outstanding, and without limiting any of the Bank's other rights and remedies upon the occurrence of an Event of Default, the Borrowers shall not be permitted to borrow any further sums hereunder unless and until they deliver to the Bank a Borrowing Base Reconciliation. Each remittance of documentation, information and/or calculations furnished pursuant to this Section 3.3.1 shall be accompanied by a certificate executed by a senior executive officer of each Borrower certifying that all such documentation, information and calculations so remitted is true, complete and correct.

            3.3.2 Informational Packages. In addition to the documentation and information required to be furnished by the Borrowers pursuant to any other provisions of this Agreement, the Borrowers shall also remit to the Bank such other documentation and information (financial or otherwise, including, without limitation, Rights-In Agreements, License Agreements and other chain-of-title documentation) as may be reasonably requested from time to time by the Bank to enable the Bank to timely evaluate and review all Borrowing Base Certificates furnished from time to time hereunder. Concurrently with the delivery to the Bank of each Borrowing Base Certificate, the Borrowers shall deliver to the Bank any quality or other reports regarding physical materials for Products prepared by laboratories holding physical materials of Products, which reports have not previously been provided to the Bank by the Borrowers. Each remittance of documentation and/or information furnished from time to time pursuant to this Section 3.3.2 shall be accompanied by a certificate executed by a senior executive officer of each Borrower certifying that all such documentation and information so remitted is true, complete and correct.

            3.3.3 Reductions in Borrowing Base. In the event of any discovery by the Bank of any document, information or fact which discloses that an item then included in the Borrowing Base should not have been included in the Borrowing Base (or included but at a lower value) as a result of incorrect or incomplete documentation or information previously furnished by or on behalf of any or all of the Borrowers, then the Bank shall give written notice to the Borrowers of such fact, and upon delivery of such notice to the Borrowers, the Borrowers shall have three (3) Business Days to consult with the Bank to resolve any dispute concerning the Borrowing Base items in question. In the event the dispute is not resolved in favor of the Borrowers within said consultation period, then the Borrowing Base shall be automatically readjusted at the end of the consultation period to reflect the information contained in such notice.

      3.4 Required Acknowledgements. With respect to Qualifying Accounts Receivable and Qualifying Contracts Receivable, the Borrowers shall be required to obtain appropriate executed Acknowledgements from (i) all of their respective account debtors of receivables to be included in the Tier 2 Borrowing Base Component, the Tier 5 Borrowing Base Component and the Tier 6 Borrowing Base Component, and (ii) their respective top ten (10) account debtors based on gross revenues of the Borrowers therefrom as of the Determination Date (the "Major Account Debtors") of receivables included in the Tier 4 Borrowing Base. In lieu of obtaining the Acknowledgements from the account debtors described in the immediately preceding sentence, the Borrowers may include the text of the Acknowledgement (together with the text of the Irrevocable Authority) in the executed License Agreement in a manner acceptable to the Bank in its sole and absolute discretion. In addition, the Borrowers shall be required (i) either to deliver to all account debtors who have entered into a License Agreement Irrevocable Authorities or to include the text of the Irrevocable Authorities in the License Agreements in a manner acceptable to the Bank in its sole and absolute discretion, and (ii) with respect to purchase or sales orders or agreements (other than License Agreements) with any account debtor of any Borrower to notify in writing such account debtors of the payment instructions required pursuant to this Agreement in a manner acceptable to the Bank in its reasonable discretion.

4.    FEES.

      4.1 Closing Fee. The Borrowers shall pay to the Bank a non-refundable closing fee in the amount of $87,500 (the "Closing Fee"), such Closing Fee to be payable upon mutual execution of this Agreement by the Borrowers and the Bank.

      4.2 Letter of Credit Fees.

            4.2.1 Commercial Letter of Credit Fees. Concurrently with the issuance of a Commercial Letter of Credit as contemplated by Section 2.4 hereof, the Borrowers shall pay to the Bank the Commercial Letter of Credit Fees with respect to such Commercial Letter of Credit.

            4.2.2 Standby Letter of Credit Fees. Concurrently with the issuance of a Standby Letter of Credit as contemplated by Section 2.4 hereof, the Borrowers shall pay to the Bank the Standby Letter of Credit Fees with respect to such Standby Letter of Credit.

      4.3 Commitment Fees. The Borrowers shall pay to the Bank a non-refundable commitment fee ("the Commitment Fee") equal to one half percent (1/2%) per annum on the average unused portion of the Commitment calculated and payable quarterly in arrears on the first Business Day of each calendar quarter and on the Final Repayment Date. For purposes of calculation of the Commitment Fee, the aggregate undrawn amount of all outstanding Letters of Credit shall be considered part of the used portion of the Commitment.

5.    ACCOUNTS.

      5.1 Master Collection Account. The Borrowers covenant to cause all Product Payments to be directly remitted by the applicable account debtors to an operating account of the Borrowers established at the offices of the Bank and numbered 60-001-081 (the "Master Collection Account"). Except as permitted in this Section 5.1, the Borrowers shall not be permitted to deposit any funds in the Master Collection Account without the prior written consent of the Bank. The Borrowers shall not be entitled to pledge, hypothecate, transfer, direct, withdraw or have access to any funds deposited in the Master Collection Account until such time, if ever, as (i) all of the Obligations and all other sums, liabilities and other obligations owing by the Borrowers to the Bank under the Loan Documents shall have been indefeasibly paid in full; (ii) there are no outstanding Letters of Credit; and (iii) the Bank shall have no further obligation to lend any monies to the Borrowers or issue any Letters of Credit under this Agreement. Other than as expressly provided in this Section 5.1, the Master Collection Account shall be under the exclusive control of the Bank. At the end of each Business Day, the Bank shall transfer an amount equal to the then credit balance in the Master Collection Account to the Operating Account, provided that on such Business Day no Event of Default or Potential Event of Default is then occurring.

      5.2 Operating Account. The Borrowers shall open an account at the offices of the Bank and numbered 60-078-874 (the "Operating Account"). Unless and until there is an Event of Default in existence the Borrowers shall be permitted to deposit and withdraw funds from such account at their discretion, however, the Borrowers shall not be permitted to pledge, encumber, or hypothecate the Operating Account.

      5.3 LC Cash Collateral Account. The Borrowers shall open an account at the offices of the Bank (the"LC Cash Collateral Account") in which the Borrowers may deposit with the prior written consent of the Bank sums of money in connection with the issuance of Cash Collateralized LCs as contemplated by Section 2.4.5 hereof. The Borrowers shall not be entitled to pledge, hypothecate, transfer, direct, withdraw or have access to any of the funds deposited in the LC Cash Collateral Account until such time, if ever, as (i) all of the Obligations and all other sums, liabilities and other obligations owing by the Borrowers to the Bank under the Loan Documents shall have been indefeasibly paid in full; (ii) there are no outstanding Letters of Credit; and
(iii) the Bank shall have no further obligation to lend any monies to the Borrowers or to issue any Letters of Credit under this Agreement; provided, however, subject to there not then being in existence any Event of Default or Potential Event of Default upon the expiration of a Cash Collateralized LC without such Letter of Credit being drawn upon and the return of such Cash Collateralized LC to the Bank, an amount equal to the undrawn amount of such expired Cash Collateralized LC shall be transferred by the Bank to the Operating Account.

6.    REPRESENTATIONS AND WARRANTIES.

      6.1 For the purpose of inducing the Bank to enter into this Agreement and to make the Advances, each Borrower hereby jointly and severally represents and warrants to the Bank, as of the date hereof, as of each Drawdown Date and as of each Letter of Credit Issuance Date (except to the extent that any such representation or warranty expressly relates to an earlier date), that:

            6.1.1 Good Standing and Corporate Power. Subject to the immediately succeeding sentence, each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (which jurisdictions are set forth on Schedule 6.1.1 attached hereto), and is qualified to transact business as a foreign corporation in good standing in (i) the States of California and New York with respect to Unapix and (ii) in each other jurisdiction where the failure to be so qualified would have a material adverse effect on it, its assets or properties, or the conduct of its business (which jurisdictions together with the States of California and New York with respect to Unapix) are hereinafter collectively referred to as the "Relevant Foreign Jurisdictions"). Notwithstanding the immediately preceding sentence, A Pix is merging with and into Unapix and such merger has as of the date of execution of this Agreement become effective in the State of Delaware, but not in the State of New York. The corporate charter or right to conduct business of each Borrower in its jurisdiction of incorporation and the Relevant Foreign Jurisdictions has never been suspended, revoked or terminated. Each Borrower has the right, power and authority to own its properties and assets and to transact the business in which it is engaged and proposes to engage, including, without limitation, the power to distribute and otherwise exploit the Products in accordance with each License Agreement to which it is a party.

            6.1.2 Binding Agreement. This Agreement and the other Loan Documents (to the extent such other Loan Documents are intended to be of a contractual nature), when executed and delivered, will constitute the valid and legally binding obligations of the Borrower or Borrowers executing the same and are enforceable in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally.

            6.1.3 Due Authorization; No Conflicts or Violations. The execution, delivery and performance of this Agreement by each of the Borrowers, the borrowings hereunder, the execution, delivery and performance of each of the other Loan Documents to which any Borrower is a party, and the grant of the security interests contemplated by this Agreement and the other Loan Documents to which any Borrower is a party, (i) have been duly authorized by all requisite corporate action of each of the Borrowers (including, without limitation, requisite actions by the board of directors and stockholders of each Borrower) and will not violate any provision of any law, any order of any court or other agency of the United States, any State or any foreign country, state or province having jurisdiction, and (ii) will not violate any provision of the certificate/articles of incorporation, bylaws or other formation, charter or corporate governance document of any Borrower, or any provision of any agreement or instrument to which any Borrower is a party or by which any Borrower or any of its properties or assets may be bound, or be in conflict with, result in a breach of or constitute a default under, any such agreement or other instrument, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) of any nature whatsoever upon the Collateral, or any of the Excluded Property.

            6.1.4 Authorizations. All authorizations, approvals, registrations or filings from or with (i) any governmental or public regulatory body or authority of the United States, any State or of any foreign country, state, province or other jurisdiction, or (ii) any other Person, required for the execution, delivery or performance by each of the Borrowers of the Loan Documents to which such Borrower is a party, have been obtained or made and are in full force and effect.

            6.1.5 Necessary Rights. The Borrowers own and control and have good, valid and marketable title to, and will continue to own and control and have good, valid and marketable title to, all rights necessary for the development, production, distribution, subdistribution, sale, lease, sublease, rental, license, sublicense, telecast, broadcast, transmission (including, without limitation, by way of satellite or cable) and other exploitation of all Products in accordance with the requirements contained in any agreement relating to any Product to which any Borrower is a party, including this Agreement, the License Agreements and Rights- In-Agreements (including, without limitation, all rights necessary to perform all of the Borrowers' obligations, to perform and observe all conditions referred to herein or therein and to be in compliance with and observe all of the Borrowers' representations and warranties made herein or therein); and own and control and have good, valid and marketable title to all other Collateral and all Excluded Property.

            6.1.6 The Security Interests. This Agreement and the other Loan Documents to be delivered to the Bank pursuant to Section 8.3 hereof, will create and grant to the Bank valid security interests and charges in the Collateral and, to the extent required, upon the filing of financing statements under the Commercial Code of the States of California, Connecticut, New York, South

      Carolina and Washington, with respect thereto, and the Copyright Mortgages in the United States Copyright Office, the Bank shall have perfected first priority security interests in and liens on the Collateral described therein subject to no other Encumbrances (other than Permitted Encumbrances).

            6.1.7 No Violation of Rights. None of the Products or any of the component parts thereof will violate or infringe upon any copyright, trademark, service mark, patent, trade name, service name, performing right or any literary, dramatic, musical, artistic, personal, private, civil, contract or property right or any other right of any Person or contain any libelous or slanderous material or invade the rights of privacy of any Person.

            6.1.8 No Judgments, Litigation, Etc. Except as set forth on Schedule
      6.1.8 attached hereto, there are no judgments or orders or actions at law or in equity and no proceedings (including, without limitation, tax audits) by or before any court, arbitrator, arbitration panel, governmental commission, bureau or other administrative agency pending (or, to the best knowledge of the Borrowers after due inquiry and investigation, threatened) against any Borrower or any of its Subsidiaries which individually would have a material adverse effect on the condition (financial or otherwise) of any Borrower or on the Collateral.

            6.1.9 No Defaults. There does not exist any Event of Default, and none of the Borrowers is in default in any material respect in the payment or performance of any of its obligations under any agreement, instrument or undertaking to which any Borrower is a party or by which it or any of its assets may be bound which may materially adversely affect its ability to fully and timely perform all of its obligations under any Loan Document, any License Agreement or any Rights-In-Agreement, or which would adversely affect the Bank, the value of the Collateral or the Bank's security interests therein.

            6.1.10 Taxes. Each Borrower and each of its Subsidiaries has filed or caused to be filed in all relevant jurisdictions such tax returns and reports as are required to have been filed, and, except as set forth on
      Schedule 6.1.10 hereto, all taxes and other charges required to be paid by each Borrower and each of its Subsidiaries have been paid when due and payable except for such filing or payment failures which would not individually have a material adverse effect on the condition (financial or otherwise) of any Borrower or on the Collateral.

            6.1.11 Existing License Agreements. As of the date of execution of this Agreement, Schedule 6.1.11 hereto completely and accurately sets forth (i) a description of all currently existing License Agreements (collectively, the "Existing License Agreements"), and (ii) identifies each Existing License Agreement for which there exists (as of the date of execution of this Agreement) payment instructions thereby instructing an account debtor to remit one or more License Payments to any Person (other than the Bank or any Borrower).

            6.1.12 Furnishing of Documents. The Borrowers have furnished the Bank with true and complete copies of (i) each Borrower's certificate (articles) of incorporation, bylaws or other corporate formation, charter or governance documents together with all amendments thereto, and (ii) all License Agreements required to be furnished hereunder to the extent any such agreements are in existence at least ten (10) days prior to the date this representation and warranty is deemed made. Each of the agreements set forth in clause (ii) above is in full force and effect and constitute the binding obligations of all of the parties thereto in accordance with their respective terms. There has been no default or accrued right of termination under the agreements set forth above in clause (ii) by any Borrower or to any Borrower's best knowledge (after due inquiry and investigation), any other party under said agreements.

            6.1.13 Financial Statements. The financial statements of the Borrowers have been prepared in accordance with GAAP, are true and correct and fairly present the consolidated financial position of the Borrowers and their Subsidiaries as at the respective dates thereof, subject to year end adjustments made to quarterly financial information made in accordance with GAAP, and since such dates, neither the business, nor the assets nor the condition (financial or otherwise) of the Borrowers or their Subsidiaries have been materially adversely affected. None of the Borrowers or any of their respective Subsidiaries has any material contingent obligation, contingent liability (including, without limitation, any contingent Environmental Liabilities), liability for taxes, long-term lease or unusual forward or long-term commitment or Environmental Liability, which is not reflected in the foregoing financial statements or in the notes thereto.

            6.1.14 Federal Reserve Regulations. None of the Borrowers are engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning set forth in applicable Regulations of the Board of Governors of the Federal Reserve System of the United States, as the same may at any time be amended or modified and in effect; and none of the proceeds of the Advances will be used for any purpose which would violate any applicable Regulations of the Board of Governors of the Federal Reserve System of the United States, as any of the same may at any time be amended or modified and in effect; and none of the proceeds of the Advances will be used to purchase or carry any such "margin stock" or to extend credit to others for such purpose.

            6.1.15 Fictitious Names; Chief Executive Office. Except as set forth on Schedule 6.1.15 hereto, (i) no Borrower has conducted business during the past five (5) calendar years, nor is any Borrower presently doing business, under any name other than its name set forth on the first page of this Agreement, including, without limitation, any trade name, and (ii) each Borrower's chief executive office (within the meaning of Section 9-103 of the Uniform Commercial Code of the State of California) is located in New York City, New York, at the address set forth in Section 14 hereof, and no Borrower has any other offices.

            6.1.16 ERISA Compliance. Each Borrower and each ERISA Affiliate is in compliance in all material respects with the provisions of ERISA which are applicable to it. None of the Borrowers and ERISA Affiliates has established (and does not maintain or contribute to) any employee benefit plan or other plan covered by Title IV of ERISA (other than two "401(k) Plans" for which there is no unfunded pension liability), does not sponsor, maintain or contribute to any "multi-employer plan," as such term is defined in Section 414(f) of the Internal Revenue Code, and has not breached any fiduciary duty imposed upon it under Title I of ERISA.

            6.1.17 Equity Interests. As of the date of execution of this Agreement, Schedule 6.1.17 hereto completely and accurately sets forth all corporations, partnerships, joint ventures or other entities in which any Borrower has any record or beneficial interest. All of the outstanding shares of capital stock or other equity interests in each Subsidiary of any of the Borrowers (i) have been validly issued and are fully paid and non-assessable, and (ii) are owned (both beneficially and of record) by the Persons set forth on Schedule 6.1.17 hereto, free and clear of all Encumbrances.

            6.1.18 Ability to Borrow. No Borrower is, or will (during the Availability Period or while any of the Obligations are outstanding) be,
      (i) an "investment company," within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or any federal, State, foreign, provincial or local statute or any other applicable law of the United States, any State, or foreign country, state or province thereof or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated hereby or by any other Loan Document; and none of the Advances have been or will be used, directly or indirectly, for any purpose other than the purposes described in Section 9.1 hereof.

            6.1.19 Existing Deposit Accounts. As of the date of execution of this Agreement, Schedule 6.1.19 hereto completely and accurately sets forth all deposit, collection, money market and other bank or similar accounts of each Borrower established with all third party banks, savings and loan associations, brokerage firms and all other financial institutions wherever located.

            6.1.20 Existing Trademarks, Service Marks, Etc. As of the date of execution of this Agreement, Schedule 6.1.20 hereto completely and accurately sets forth all registered or applied for copyrights, trademarks, service marks, logos, and trade name and service name rights of each Borrower.

            6.1.21 Existing Products. As of the date of execution of this Agreement, Schedule 6.1.21 hereto completely and accurately sets forth all Products in which any Borrower has any interest (collectively, the "Existing Products").

            6.1.22 Existing Real Property Interests. As of the date of execution of this Agreement, Schedule 6.1.22 hereto completely and accurately sets forth all interests of each Borrower in real property, including, without limitation, all real property leases.

            6.1.23 Location of Physical Materials. As of the date of execution of this Agreement, Schedule 6.1.23 hereto completely and accurately sets forth the names and addresses of all laboratories that have possession of any physical and/or sound materials or elements related to or used in connection with any Product in which any Borrower has any interest.

            6.1.24 Subsidiaries' Business Activities. Schedule 6.1.24 hereto completely and accurately describes the nature of the business activities for each Subsidiary of any Borrower during the past five years.

      6.2 No Misrepresentations. No representation or warranty of any Borrower made herein or in any other Loan Documents, and none of such documents themselves contain, or will contain, a misstatement by or on behalf of any Borrower of a material fact or omits, or will omit to state a material fact required to be stated herein or therein in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any respect.

      6.3 Making of and Survival of Representations and Warranties. All representations and warranties of the Borrowers made herein and the other Loan Documents shall survive the execution and delivery of this Agreement, the making of any Advance and the issuance of any Letter of Credit, and shall be deemed made jointly and severally again by each of the Borrowers as of each Drawdown Date and Letter of Credit Issuance Date with the same force and effect as if made on and as of each such date.

7.    CONDITIONS PRECEDENT.

      7.1 Upon Execution of Agreement. Concurrently with the execution of this Agreement, the Borrowers shall have complied with each of the following conditions precedent to the satisfaction of the Bank in its sole and absolute discretion, unless otherwise waived in writing by the Bank in its sole and absolute discretion:

            7.1.1 Supporting Documents of the Borrowers. With respect to each Borrower, the Bank shall have received certificates of a senior executive officer of such Borrower acceptable to the Bank certifying: (i) that attached thereto is a true and complete copy of resolutions of the board of directors of such Borrower authorizing (x) such Borrower's performance of all of its obligations under the Loan Documents, (y) the entering into by said Borrower of all Loan Documents to which said Borrower is a party, and (z) the execution and delivery by an officer of such Borrower of all of the Loan Documents to which such Borrower is a party; (ii) as to the incumbency and specimen signature of each officer, managing director, employee or agent of such Borrower executing the certificate and each of the other Loan Documents to which such Borrower is a party, on behalf of such Borrower; (iii) that attached thereto are true and complete copies of the certificate of incorporation, the bylaws or other corporate formation, charter or governance documents of such Borrower together with all amendments thereto; and (iv) that the representations and warranties set forth in Section 6 hereof are true and correct.

            7.1.2 Good Standing Certificates. The Bank shall have received from each Borrower good standing certificates, dated as of a recent date, issued by the Office of the Secretary of State or other appropriate governmental authority of (i) the jurisdiction of incorporation of such Borrower, and (ii) all other jurisdictions where such Borrower is qualified to do business, in each case indicating that such Borrower is in good standing. Where applicable, such good standing certificates shall list the certificate/articles of incorporation or other corporate formation, charter or other governance documents, all amendments thereto and all other certificates and documents filed which relate to any Borrower.

            7.1.3 Payment of Closing Fee. The Closing Fee shall have been paid to the Bank.

            7.1.4 Closing Costs. The Borrowers shall have paid to the Bank all Costs incurred to date by the Bank in connection with the negotiation, review and preparation of this Agreement, the other Loan Documents and the various transactions and documents contemplated herein and therein, and the conducting of "due diligence" relating to this Agreement and the various transactions contemplated herein.

            7.1.5 Opening of Bank Accounts. The Borrowers shall have established the Master Collection Account, the Operating Account and the LC Cash Collateral Account, and all such other bank accounts as the Bank deems appropriate to carry out the terms of this Agreement, and all documents and procedures in connection therewith shall be satisfactory in form and substance to the Bank in its sole and absolute discretion.

            7.1.6 The Note. The Note shall have been duly executed by all of the Borrowers and delivered to the Bank.

            7.1.7 Opinions of Counsel for the Borrowers. The Bank shall have received the favorable written opinions, addressed to the Bank and satisfactory in form, scope and substance to the Bank and its counsel, of
      (i) St. John & Wayne, L.L.C., counsel to the Borrowers, and (ii) such other counsel to the Borrowers as the Bank may request.

            7.1.8 Financing Statements. The Borrowers shall have executed and delivered to the Bank financing statements with respect to the Collateral under the

      Uniform Commercial Codes of the States of California, Connecticut, New York and South Carolina and such other jurisdictions as the Bank may request.

            7.1.9 Copyright Mortgage. The Borrowers shall have duly executed and delivered to the Bank Copyright Mortgages describing the Collateral in a form satisfactory for recording.

            7.1.10 Notices to Third Party Bank. The Bank shall have received a Bank Notice Letter executed by the Borrowers for each bank account maintained by any Borrower at a third party bank or other financial institution.

            7.1.11 Stock Certificates and Similar Instruments. The Borrowers shall have delivered to the Bank all stock certificates and similar instruments representing all Investments of the Borrowers, together with corresponding stock transfer (or appropriate equivalent) assignments duly executed in blank by the appropriate Borrowers.

            7.1.12 Security Instruments. The Bank shall have received (i) the agreements and documents set forth in Section 8.3 hereof, and (ii) evidence of the completion of all recordings and filings as may be necessary or, in the opinion of the Bank, desirable to perfect and/or continue the perfection of the security interests created by the Loan Documents, including, but not limited to, any copyright filings and financing statement filings and no report shall have been obtained by the Bank listing any Borrower (by its present name or any previous name) as a debtor and evidencing an Encumbrance on any of the Collateral (other than Permitted Encumbrances).

            7.1.13 Interparty, Subordination and Accommodation Pledge Agreements. The Bank shall have entered into all such interparty, subordination and/or accommodation pledge agreements (in such form, scope and substance as are acceptable to the Bank in its sole and absolute discretion) with all Persons that the Bank deems necessary or advisable, including, without limitation, any Product financiers, trade unions, guilds and similar organizations, co-venturers, co-owners and distributors and licensees.

            7.1.14 Insurance. The Bank shall have received such policies, binders, endorsements and certificates as it may request in its sole and absolute discretion, to evidence the Borrowers' compliance with the insurance requirements of Section 9.5 hereof.

            7.1.15 Due Diligence. The Bank shall have conducted (and be satisfied with the results of) such due diligence regarding the Borrowers, the Collateral and the transactions contemplated hereby as the Bank deems appropriate.

            7.1.16 Approvals. The Borrowers shall have procured the consents and approvals from all United States, State, provincial, municipal and foreign governmental agencies and authorities as are necessary to consummate the transactions contemplated by the Loan Documents, and any other agreements or documents referred to or contemplated therein.

            7.1.17 Proceeds Collection Agreement. Atlantic Bank and the Borrowers shall have executed and delivered to the Bank the Proceeds Collection Agreement.

            7.1.18 Additional Documents. The Bank shall have received such additional documents, agreements and certificates as the Bank may request in its sole and absolute discretion.

      7.2 Advances and Letters of Credit. The obligation of the Bank to make any Advance or issue any Letter of Credit is subject to the Borrowers' full compliance with Section 7.1 hereof and each of the following conditions precedent to the satisfaction of the Bank in its sole and absolute discretion, unless otherwise waived in writing by the Bank in its sole and absolute discretion:

            7.2.1 Repayment of Atlantic Credit Facility. Prior to or concurrently with the making of the initial Advance or issuance of any Letter of Credit hereunder, (i) the Borrowers shall have repaid all obligations owing under the Atlantic Credit Facility, and (ii) Atlantic Bank shall have executed and delivered to the Bank the Atlantic Repayment Confirmation Agreement together with all documents necessary to terminate any and all security interests and liens securing the Atlantic Credit Facility.

            7.2.2 Compliance. At the time of the making of the requested Advance or issuance of any requested Letter of Credit, (i) the Borrowers shall have complied and then be in compliance with all terms, covenants and conditions of this Agreement; (ii) there shall exist no Potential Event of Default or Event of Default, and no such event will result from such requested Advance or Letter of Credit, and (iii) each of the representations and warranties made by the Borrowers herein or in any other Loan Document shall be true and correct on and as of such date with the effect as though such representations and warranties had been made on and as of such date.

            7.2.3 Borrowing Certificate. The Borrowers shall have timely delivered to the Bank, in accordance with Section 2.2 hereof, and Section
      2.4 hereof, if applicable, a Borrowing Certificate duly completed and executed by all of the Borrowers.

            7.2.4 Security Instruments. The Bank shall have received (i) the agreements and documents set forth in Section 8.3 hereof, and (ii) evidence of the completion of all recordings and filings as may be necessary or, in the opinion of the Bank, desirable to perfect and/or continue the perfection of the security interests created by the Loan Documents, including, but not limited to, any copyright filings and financing statement filings and no report shall have been obtained by the Bank listing any Borrower (by its present name or any previous name) as a debtor and evidencing an Encumbrance on any of the Collateral (other than Permitted Encumbrances).

            7.2.5 Payment of Certain Obligations. The Borrowers shall have paid to the Bank all Interest and Costs then due and payable to and/or incurred by the Bank through the Drawdown Date or Letter of Credit Issuance Date, as the case may be.

            7.2.6 Additional Documents. The Bank shall have received such additional documents, agreements and certificates as the Bank may request in its sole and absolute discretion.

      7.3 Effect of Waiver of Condition. With respect to any waiver by the Bank of any condition set forth in Sections 7.1 or 7.2 hereof in connection with the making of the Advances or issuance of Letters of Credit:

            7.3.1 Unless such waiver expressly provides otherwise in writing, notwithstanding such waiver, the Bank shall have the right to request that the Borrowers satisfy the condition(s) so waived at any time after such Advances are made or Letters of Credit are issued, and the Borrowers shall satisfy such condition(s) as soon as is reasonably practicable, but in no event later than five (5) Business Days after such written request is made by the Bank.

            7.3.2 If such waiver is of an obligation to deliver to the Bank a certificate or other document or instrument, unless such waiver expressly provides otherwise in writing it shall not be deemed a waiver or discharge of the representations, warranties, covenants or other substantive provisions that would, in accordance with the terms hereof, be required to be set forth in such certificate, document or instrument.

8.    SECURITY INTEREST.

      8.1 Grant of Security Interest. As security for the full and timely payment and performance of all of the Obligations and any other liabilities of or amounts owed by the Borrowers to the Bank arising out of this Agreement or any of the other Loan Documents whether now existing or hereafter arising, each of the Borrowers hereby grants a continuing security interest in and lien upon, and mortgage, pledge and assign to the Bank for security purposes, the "Collateral."

      8.2 The Collateral. The term "Collateral" shall mean all of each Borrower's now owned or hereafter acquired personal property, including, without limitation, all assets, accounts, accounts receivable, contract receivables, goodwill, contract rights, general intangibles, inventory, equipment, fixtures, goods, investments, documents, instruments, returned merchandise, chattel paper, cash, deposit accounts, completion bonds, policies of insurance and all products, replacements or substitutions for, and proceeds of, and accessions and additions to any and all of the foregoing property and interests in property, and all payments under any indemnity, warranty or guarantee payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and all books and records relating to any of the foregoing Collateral. Notwithstanding the foregoing and for the avoidance of doubt, the term "Collateral" shall expressly exclude the Excluded Property. Without in any way limiting the generality of the foregoing, but subject to the immediately preceding sentence, the Collateral shall specifically include all of each Borrower's right, title and interest, now owned or hereafter acquired, throughout the entire universe, in and to each and all of the following:

            8.2.1 All Products (whether such Products are in preproduction, production, being recorded, principal photography, post-production or completed) and Literary Properties, including, without limitation, all of each Borrower's right, title and interest in and to:

                  8.2.1.1 All common law and statutory copyrights and copyright registrations, and applications for registration, now existing or hereafter arising, United States and foreign, obtained or to be obtained on or in connection with the Products, the Literary Properties or any parts thereof or any underlying or component element of any Product or Literary Property, including, but not limited to, all copyrights on the property described in Sections
            8.2.1.2 through 8.2.1.5 hereof together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of the Bank to sue in its own name and/or in the name of any or all of the Borrowers for past, present and future infringements of copyright (collectively, the "Copyrights");

                  8.2.1.2 All rights in and to all music, musical compositions, lyrics and recordings used and to be used in, or derived from, any of the Products, including, without limitation, all rights to record, re-record, produce, reproduce, license, synchronize or publish all or any of said music and musical compositions;

                  8.2.1.3 All physical properties of every kind or nature of or relating to any of the Products and all versions thereof, to the extent now or hereafter in existence, including, without limitation, exposed film, developed film, positives, negatives, prints, answer prints, special effects, preprint materials (including, without limitation, negatives, positives, duplicate negatives, inter-negatives, inter-positives, color reversals, intermediates, lavenders, fine grain master prints and matrixes, master tapes, discs, phonograph records, cassettes and cartridges, soundtracks, recordings, audio and video tapes, discs, cassettes and cartridges, master magnetic tracks, other optical soundtrack recordings and music cue sheets, and all other forms of preprint elements used in any way to produce prints or other copies or additional preprint elements, whether now known or hereafter devised or created), audio and video tapes, cassettes and discs (including, without limitation, 8mm, CD-I, CD-ROM, DVD and VHD) of all types and gauges, cutouts, trims and any and all other physical properties of every kind and nature relating to any of the Products (including, without limitation, stock footage) in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof (all of the foregoing collectively referred to as the "Physical Materials"), and any and all rights of access to removal and transfer of, and duplication and reproduction of, any and all of the Physical Materials;

                  8.2.1.4 All production, sale, duplication, distribution,
            subdistribution, leasing, subleasing, license, sublicense, exhibition, telecasting, broadcasting, transmission (including, without limitation, by way of microwave, satellite or cable), ancillary, publishing, spinoff, collateral, allied, subsidiary, merchandising and other exploitation rights pertinent or related to the Products, including, without limitation, the following: (i) all rights to produce remakes, sequels, pre-sequels or serials based in whole or in part upon the Products, the Literary Properties, the theme of the Products or the text or any part of the Literary Properties; (ii) all rights throughout the world to sell copies of the Products in the form of phonograph records, audio and/or audio visual cassettes, tapes, video cartridges, discs, including, without limitation, video and/or laser discs (including, without limitation, CD-I, CD-ROM, DVD and VHD) or other devices, now known or hereafter created, conceived or devised; (iii) all rights throughout the world to exhibit the Products in theatres; (iv) all rights throughout the world to telecast, broadcast, distribute, transmit (including, without limitation, by way of microwave, satellite or cable) or reproduce by means of television, including commercially sponsored, sustaining and subscription, satellite, cable or pay, pay-per-view, near pay- per-view television, by means of video cassettes, video cartridges (including, without limitation, 8mm, video and laser discs (including, without limitation, CD-I, CD-ROM, DVD and VHD), tapes, cartridges, interactive video (whether such interactive video is pay-per-view, computer generated, computer received, received via cable television, supplied via computer modem, incorporated into software, supplied via direct satellite reception or is incorporated into a computer game, arcade game or home video game) or any other scientific, mechanical, audio, audio-visual or electronic means, methods, processes or devices, now known or hereafter created, conceived or devised, the Products and any remake of, sequel or pre-sequel to or serialization of the Products; (v) all rights to produce primarily for television or similar use a motion picture or series of motion pictures, by use of film, video, tape, disc (including, without limitation, CD-I, CD-ROM, DVD and VHD), cassette, cartridge or any other audio and/or audio-visual mechanical device now known or hereafter devised, based upon the Products, the Literary Properties or any part thereof, including, without limitation, based upon any treatment, script, scenario or the like used in the Products; (vi) all rights to reissue any of the Products by means of film, tape, disc (including, without limitation, CD-I, CD-ROM, DVD and VHD) or any other devices now known or hereafter created, conceived or devised; (vii) all merchandising rights, including, without limitation, all rights to use, exploit and license others to use and exploit any and all commercial tie-ups of any kind arising out of or connected with the Literary Properties, the Products, the title or titles of the Products and Literary Properties, and the characters of the Products or of the Literary Properties; and (viii) the names or characteristics of said characters in any of the Products or Literary Properties, including, without limitation, any and all commercial tie-ups, sponsorships, publishing, merchandising and other exploitation in connection with or related to the Products, any remake, prequel, sequel or serialization thereof or the Literary Properties;

                  8.2.1.5 The dramatic, non-dramatic, stage, television, "home video," radio and publishing rights in and to the Products, the Literary Properties or any part thereof, and the right to obtain Copyrights and renewals of Copyrights therein;

                  8.2.1.6 The titles of the Products and the Literary Properties and all rights to the use thereof, including, without limitation, rights protected by trademark and service mark laws against unfair competition or any other applicable statutory or common law, or other rule or principle of law; and all trademarks, trade names, logos, service marks and service names, at any time owned or used by any Borrower in connection with any of the Products;

                  8.2.1.7 All Product Payments and all accounts, accounts
            receivable, contracts receivable, general intangibles, contract rights and other rights which may arise or may have arisen in connection with the creation, production, delivery, distribution, exhibition, telecasting, broadcasting, licensing, renting, leasing, sale or other exploitation of all or any part of the Products, including, but not limited to, (i) all general intangibles and contract rights for services or other performances by any third parties, including Persons furnishing services or materials or both, and recording artists, song writers, composers, musicians, actors, writers, directors, individual producers or any and all other performing or non-performing artists in any way connected with the Products or the Literary Properties, (ii) all general intangibles and contract rights relating to licenses of sound or other equipment, and licenses for photographic or other processes relating to the Products, and (iii) any and all other such rights as any Borrower has, the ownership or control of which is necessary or desirable, in the opinion of the Bank, in order to complete production and distribution of the Products; with respect to each agreement that is a part of the Collateral, the Collateral shall include the right (but not the obligation) of the Bank and the Borrowers, to modify such agreement, to perform thereunder, to compel performance thereunder and otherwise to exercise all remedies thereunder;

                  8.2.1.8 All documents issued by any pledgeholder or bailee with respect to the Products or any of the Physical Materials; and

                  8.2.1.9 All insurance policies and completion bonds on or
            connected with the Products or the production or distribution thereof or the Physical Materials, and all proceeds which may be derived therefrom.

            8.2.2 All License Agreements, including, without limitation:

                  8.2.2.1 All presently existing and hereafter arising License
            Payments, accounts, and other accounts receivable and general intangibles or sums payable to any Borrower in respect of the License Agreements; and all proceeds of any of the foregoing, of every kind and character;

                  8.2.2.2 All sums, proceeds, money, products, profits and
            increases, including money, profits or increases, or other property presently owned or hereafter obtained from, in connection with or related to the License Agreements;

                  8.2.2.3 All chattel paper which may arise in connection with any and all of the License Agreements; and

                  8.2.2.4 All security interests granted to any or all of the
            Borrowers under any License Agreements or any other agreements.

            8.2.3 All machinery, electrical and electronic components, equipment, fixtures, furniture, office machinery, vehicles, trailers, implements and other tangible personal property of every kind and description now owned or hereinafter acquired by any or all of the Borrowers (including, without limitation, all wardrobes, props, mikes, scenery, sound stages, movable, permanent or vehicular dressing rooms, sets, lighting equipment, cameras and other photographic, sound recording and editing equipment, projectors, film developing equipment and machinery) and all goods of like kind or type hereafter acquired by the Borrowers in substitution or replacement thereof, and all additions and accessions thereto (collectively hereinafter referred to as the "Equipment") and all rents, proceeds and products of the Equipment, including, without limitation, all insurance covering the Equipment;

            8.2.4 All inventions, processes, formulae, licenses, patents, patent rights, trademarks, trademark rights, trademark registrations, service marks, service mark rights, service mark registrations, trade names, trade name rights, trade name registrations, service names, service name rights, service name registrations, logos, indicia, corporate and company names, business source or business identifiers and renewals and extensions thereof, United States and foreign, and the related goodwill and other like business property rights relating to the Products, and the right (but not the obligation) to register claim under any trademark, trade name, service mark, service name or patent and to renew and extend such trademarks, trade names, service marks, service names or patents and the right (but not the obligation) to sue in the name of the Borrowers or in the name of the Bank for past, present or future infringement of trademarks, trade names, service marks, service names or patents;

            8.2.5 All cash, cash equivalents and bank accounts of the Borrowers wherever located, including, without limitation, the Master Collection Account, the Operating Account and the LC Cash Collateral Account, and all of the bank accounts set forth on Schedule 6.1.19 hereto and all drafts, checks, certificates of deposit, notes, bills of exchange and other writings which evidence a right to the payment of money and are not themselves security agreements or leases and are of a type which in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment, whether now owned or hereafter acquired;

            8.2.6 All shares of stock and corresponding certificates representing such shares of stock, all partnership interests (both general and limited) and corresponding certificates representing such partnership interests, all other equity interests and corresponding certificates representing such other equity interests, all stock, partnership or other entity transfer powers and similar evidences representing any ownership or investment interests of any Borrower in any Person, including, but not limited to, all shares of stock, stock certificates, partnership interests, partnership certificates, other equity interests, certificates representing other equity interests, and stock, partnership or other entity transfer powers and other evidences of ownership interests in any and all present and future Subsidiaries of any Borrower, whether partially or wholly owned together with all cash, shares of stock, dividends and other property at any time and from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange or substitution for any or all of said shares and partnership or similar interests (collectively, the "Investments");

            8.2.7 All other personal property, assets and things of value of every kind and nature, tangible or intangible, absolute or contingent, legal or equitable, which any Borrower may be possessed of or entitled to or which are now owned or hereafter acquired by them (but expressly excluding the Excluded Property);

            8.2.8 All inventory of prints, video laser discs (including, without limitation, CD-I, CD-ROM, DVD and VHD), video cassettes, video cartridges, video tapes, phonograph records, discs (including, without limitation, laser discs and compact discs) advertising materials and all other items of inventory;

            8.2.9 All books and records relating to any and all of the foregoing Collateral;

            8.2.10 All Rights-In Agreements (including, without limitation, all security interests granted to any of the Borrowers pursuant thereto or in accordance therewith); and

            8.2.11 All proceeds of, products of or accessions or additions to, any and all of the foregoing Collateral.

      For the avoidance of doubt, the term "Collateral" shall mean all of the personal property described in this Section 8.2 whether now owned or hereafter acquired by any or all of the Borrowers.

      8.3 Security Documents. For the purpose of further evidencing or perfecting the security interests granted by the Borrowers to the Bank, the Borrowers agree to:

            8.3.1 Execute and deliver, or cause to be executed and delivered, to the Bank, a Laboratory Pledgeholder Agreement from each laboratory (including, without limitation, video duplication and audio laboratories) having possession of any Collateral owned by any Borrower;

            8.3.2 Execute and deliver, or cause to be executed and delivered, to the Bank, a Laboratory Authorization Letter from each laboratory having possession of any Collateral as to which any Borrower has been granted rights of access by any Person;

            8.3.3 Execute and deliver, or cause to be executed and delivered, to the Bank, Uniform Commercial Code financing statements and Bank Notice Letters for all jurisdictions as may be, in the opinion of the Bank, necessary to perfect and/or continue perfection of such security interests;

            8.3.4 (i) Execute and deliver, or cause to be executed and delivered, to the Bank, the Copyright Mortgages and Trademark Mortgages, and (ii) cause to be recorded in the United States Copyright Office and the United States Patent and Trademark Office, as appropriate, an additional original copy of each such Copyright Mortgage and Trademark Mortgage;

            8.3.5 Subject to Section 3.4 hereof, with respect to each Product Payment, execute and deliver, and cause all account debtors of each such Product Payment to execute and deliver, an Irrevocable Authority and Acknowledgment to the Bank pursuant to which all such account debtors are instructed and agree to remit all such Product Payments directly to the Master Collection Account;

            8.3.6 Deliver to the Bank all stock certificates (or other evidences of ownership) evidencing the Investments (other than Investments constituting any

      Excluded Property), together with corresponding stock transfer assignments (or similar instruments) executed in blank by the appropriate Borrower; and

            8.3.7 Execute and deliver, or cause to be executed and delivered, to the Bank, such other instruments and documents as the Bank may request to carry out and fulfill the purposes of this Agreement, all in form and substance satisfactory to the Bank.

      8.4 Borrowers to Deliver Funds to the Bank. In the event that any Borrower receives any funds which should have been delivered directly to the Bank pursuant to Sections 8.3.5 and 5.1 hereof, the Borrowers agree that such funds are being held in trust for the Bank, and such Borrower shall, promptly upon receipt thereof, deliver the same to the Bank.

      8.5 Borrowers to Hold in Trust, Etc. The Borrowers agree that in the event an Event of Default occurs, upon receipt by any Borrower of any Product Payments not then included in the Borrowing Base, or any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, to hold the same in trust for the Bank, and to forthwith, without any notice or demand whatsoever (all notices, demands, or other actions on the part of the Bank being expressly waived), endorse, transfer, and deliver any such sums or instruments, or both, to the Bank to be applied towards repayment of the Obligations in accordance with the provisions of Section 12.7 hereof. Nothing contained in this Section 8.5 shall be construed as limiting the Borrowers' obligations under Sections 5.1, 8.3.5 and 8.4 hereof.

      8.6 Filing and Recordation. The Borrowers shall, at their sole cost and expense and in accordance with the Bank's instructions, execute and deliver all documents of whatever kind and render such other assistance as may be necessary to cause all of the agreements, instruments and documents executed pursuant to
Section 8.3 hereof to be duly recorded and/or filed in all places necessary, in the opinion of the Bank, to perfect and protect the security interests and liens of the Bank in the Collateral, and (without limiting the Borrowers' recording and/or filing obligations pursuant to Section 8.3 hereof or elsewhere herein) the Bank is hereby authorized to file or record all of such agreements, instruments and documents. In the event that any re-recording or re-filing thereof (or the filing or recording of any additional agreements, instruments and/or documents) required to protect and preserve any such lien or security interest, the Borrowers agree that they shall, at their sole cost and expense, again promptly execute and deliver all documents of whatever kind and render such other assistance as may be necessary to cause the same to be re-recorded and/or re-filed (or any additional agreements, instruments and/or documents filed or recorded) at the time and in the manner requested by the Bank. Notwithstanding the foregoing, the Borrowers hereby authorize the Bank upon the occurrence of an Event of Default to execute (or re-execute) in the name of the Borrowers and/or to file or record (or re-file or re-record) any financing statements, Copyright Mortgages, Trademark Mortgages or other documents or instruments in respect of any security interests created pursuant to this Agreement or any of the other Loan Documents which may at any time be required and be commercially practical in the reasonable opinion of the Bank, and the Borrowers hereby irrevocably designate the Bank, its agents, representatives and designees as agent and attorney-in-fact for the Borrowers for these purposes. Such appointment is coupled with an interest and is therefore irrevocable.

      8.7 Termination of Security Interest In All Collateral. Upon the (i) full and complete indefeasible satisfaction of all of the Obligations and any other liabilities or obligations of or amounts owing by the Borrowers to the Bank pursuant to the Loan Documents, whether now existing or hereafter arising, (ii) the expiration of all outstanding Letters of Credit, (iii) the termination of the Bank's obligation to make any Advances to the Borrowers and to issue any Letters of Credit hereunder, and (iv) submission by the Borrowers to the Bank of appropriate termination statements or other instruments reflecting the termination of the Bank's security interests in the Collateral, at the expense of the Borrowers, the Bank shall promptly execute and return such instruments, including, but not limited to, the Note marked "paid," to the Borrowers.

9.    AFFIRMATIVE COVENANTS.

      Each of the Borrowers hereby jointly and severally covenants to and agrees with the Bank that, until indefeasible payment in full of all of the Obligations and until such time as the Bank is no longer obligated to lend any funds or to issue any letters of credit under this Agreement to the Borrowers, the Borrowers will (unless otherwise waived in writing by the Bank):

      9.1 Permitted Use of Proceeds. Use all the proceeds of the Advances for only the following purposes:

            9.1.1 Initial Advance. The initial Advance hereunder shall only be used to pay in full all obligations owing to Atlantic Bank under the Atlantic Bank Credit Facility; and

            9.1.2 Subsequent Advances. Use all subsequent Advances to finance the Borrowers' general working capital needs (including, without limitation, the payment of Interest and Costs owing from time to time hereunder).

      9.2 Existence. Do or cause to be done all things necessary to comply with all laws and regulations applicable to any or all of the Borrowers, and to preserve, renew and keep in full force and effect (i) the corporate existence of each Borrower in its place of incorporation and in all other jurisdictions where such Borrower conducts business, and (ii) all rights, licenses, permits and franchises of each Borrower; provided, however, A Pix shall be permitted to complete its merger with and into Unapix pursuant to the Certificate of Merger, dated August 8, 1996 (the "Certificate of Merger").

      9.3 Performance Covenants.

            9.3.1 Duly and timely comply with all the terms, conditions, covenants and warranties set forth in this Agreement, the other Loan Documents, the Rights- In-Agreements, and the License Agreements, all at the times and places and in the manner set forth herein and therein, and diligently protect the rights of the Borrowers and the Bank under such agreements where the failure to protect such rights would have a material adverse effect on any Borrower's or the Bank's interests therein;

            9.3.2 At all times maintain or cause to be maintained in favor of the Bank the security interests provided for under or pursuant to the Loan Documents as valid and perfected first priority security interests in the Collateral (subject only to Permitted Encumbrances); and

            9.3.3 Diligently and timely defend the Collateral and the Bank's rights therein against any and all Encumbrances (other than Permitted Encumbrances).

      9.4 Books, Records and Other Information. Maintain at all times true and complete books, records and accounts in which true and correct entries shall be made of the Borrowers' transactions in accordance with GAAP, including, without limitation, books and records with respect to all costs and expenditures incurred in connection with each Product. The Borrowers shall allow any representative of the Bank to (i) examine all books, records, documents (including, without limitation, License Agreements and Rights-In Agreements) and files of each Borrower (including, without limitation, in connection with any audit or verification of the Borrowing Base) and to make copies thereof, at such reasonable times and on reasonable prior notice during business hours and as often as the Bank may request, (ii) confirm directly with account debtors all accounts receivable of the Borrowers (including accounts and contracts receivable not reflected on the Borrowers' consolidated balance sheet in accordance with GAAP and whether or not such accounts and contracts receivable are included in the Borrowing Base) and (iii) obtain copies of physical materials for Products held by any Borrower, laboratory or other third party for the purpose of confirming the existence of any Product, the nature and quality of such Product and other attributes thereof. The Borrowers shall promptly furnish the Bank with such information respecting the Products or any other Collateral or other information as the Bank may from time to time reasonably request. Notwithstanding the foregoing, unless an Event of Default or Potential Event of Default exists, the Bank shall limit its audit of the books and records of the Borrowers to once every calendar year.

      9.5 Insurance.

            9.5.1 Procure, comply with all terms of, pay all premiums due on and maintain in full force and effect so long as any sums shall remain owing hereunder all insurance (with financially sound and reputable insurers acceptable to the Bank) customary in the motion picture, video and television industries for each Product, or necessary to adequately protect each Borrower's assets, including, without limitation, errors and omissions insurance, negative and soundtrack insurance (except where such insurance is provided by the laboratories at which Physical Materials are stored), other casualty insurance, comprehensive and general and automobile liability insurance, third party property damage insurance, third party liability insurance, miscellaneous equipment floaters, all risk floaters, and workers' compensation or equivalent employer's liability insurance;

            9.5.2 Cause (i) all such above-described insurance to provide for the benefit of the Bank that 30 days' prior written notice of suspension, cancellation, termination, modification, non-renewal or lapse or material change of coverage shall be given to the Bank; and (ii) all such above-described insurance to name the Bank as the loss payee, an additional insured or a named beneficiary (as the case may be);

            9.5.3 Upon the request of the Bank, render a statement, in such detail as the Bank may request, as to all such insurance coverage; and

            9.5.4 If any Borrower fails to pay any premium required by such insurance policies, the Bank may, in its sole discretion, pay the same and an amount equal to such payment shall be deemed an Advance hereunder.

      9.6 Notice of Events, Etc. Promptly give notice in writing to the Bank of
(i) the occurrence of any Event of Default or Potential Event of Default; (ii) any action or event of which any Borrower has knowledge which might materially and adversely affect the condition (whether financial or otherwise) of any Borrower and/or the performance by any Borrower of any of its obligations under any Loan Document or the security interests granted under any Loan Document;
(iii) any change in the name, chief executive office or the location of the accounts, books and records of any Borrower, and (iv) any proposed Modification to any agreement for which the consent of the Bank is required.

      9.7 Financial Information. Cause to be delivered to the Bank:

            9.7.1 As soon as practicable and in any event within 52 days after the end of each of the first three fiscal quarters of each fiscal year of Unapix an unaudited consolidated and consolidating balance sheet of Unapix and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of operations, consolidated stockholders' equity (deficiency) and consolidated cash flow of Unapix and its Subsidiaries for such quarter setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the Chief Financial Officer of Unapix that they fairly present the consolidated financial condition of Unapix and its Subsidiaries as at the dates indicated and the consolidated results of their operations for the periods indicated, subject to changes resulting from audit and normal year-end adjustment;

            9.7.2 As soon as practicable and in any event within 107 days after the end of each fiscal year of Unapix, consolidated and consolidating balance sheets of Unapix and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of operations, consolidated stockholders' equity (deficiency) and consolidated cash flow of Unapix and its Subsidiaries for such fiscal year, setting forth in each case, in comparative form the consolidated and consolidating figures for the previous year, all in reasonable detail and (i) in the case of such consolidated financial statements, accompanied by a report thereon of Richard A. Eisner & Company, LLP or other independent certified public accountants of recognized international standing selected by the Borrowers and satisfactory to the Bank (in its sole and absolute discretion) which reports shall be without a "going concern" qualification or other material qualifications, and shall state that such consolidated financial statements present fairly the financial position of Unapix and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) in the case of such consolidating financial statements, certified by the chief financial or other senior officer of Unapix, as applicable;

            9.7.3 As soon as practicable and in any event no later than the date of delivery to the Bank of the financial statements referred to in Sections 9.7.1 and 9.7.2 hereof, a compliance certificate executed by the Chief Financial Officer of Unapix (i) stating that such officer has reviewed the terms of Section 10.7 hereof and has made, or caused to be made under such officer's supervision, a review in reasonable detail of the transactions of Unapix and its Subsidiaries during such fiscal period, and (ii) demonstrating in reasonable detail compliance during and at the end of the applicable accounting period with the covenants set forth in
      Section 10.7 hereof; and

            9.7.4 As soon as practical and in any event within 15 days after the end of each month, monthly accounts receivable and accounts payable reports of the Borrowers for the immediately preceding 30 days.

      9.8 Further Assurances. At the Borrowers' sole cost and expense, duly execute and deliver, or cause to be duly executed and delivered to the Bank such further agreements, documents, instruments and information and do or cause to be done such further acts as may be necessary or proper to evidence and/or perfect the security interests of the Bank in the Collateral or to otherwise carry out more effectively the provisions and purposes of the Loan Documents as the Bank may from time to time request.

      9.9 Supporting Documents. Deliver to the Bank copies duly certified by representatives of the Borrowers of any documents relating to the Products as the Bank may reasonably request.

      9.10 Payment of Obligations. Duly and punctually pay or cause to be paid all Obligations on the dates, at the places and in the manner set forth herein.

      9.11 Rights In Products. As soon as any Product or any Literary Property may be registered for copyright, take any and all actions as may be necessary to register and/or cause to be registered all of the Borrowers' rights in such Product or Literary Property (subject to the Copyright Mortgages), including, without limitation, the Borrowers' rights in the copyrights thereof, all in conformity with the laws of the United States and any and all relevant foreign jurisdictions; and immediately deliver to the Bank written evidence of each such filing for (and actual) registration of such rights, which rights shall constitute part of the Collateral under the Loan Documents; and as soon as practicable, execute and record or cause to be recorded all of the Copyright Mortgages in conformity with the laws of the United States and any and all other relevant jurisdictions, and immediately deliver to the Bank written evidence of the submission thereof for recording (and as soon as available, a recorded copy of each such Copyright Mortgage).

      9.12 Laboratories; No Removal. To the extent any Borrower has control over or rights to receive any of the physical elements of any Product, deliver or cause to be delivered to a laboratory or laboratories all negative and preprint material and all soundtrack material with respect thereto and prior to requesting any such laboratory to deliver such negative or other preprint or soundtrack material to another laboratory, the Borrowers shall provide the Bank with a Laboratory Pledgeholder Agreement (and/or if applicable, Laboratory Authorization Letter) executed by the Borrowers and such other laboratory. The Borrowers hereby agree that without the prior written consent of the Bank, the Borrowers shall not remove or cause the removal of any negative or preprint film material or sound materials with respect to any Product (i) to a location outside the United States or (ii) to any State where UCC-1 financing statements have not been filed against the Borrowers for the benefit of the Bank describing the Collateral.

      9.13 Trademarks, Service Marks, Etc. Promptly notify the Bank upon each registration or application for registration of any intangible rights, including, but not limited to, all trademarks, trade names, logos, service marks, patents and service names.

      9.14 Compliance With Laws. At all times comply with the requirements of all applicable laws, rules, regulations and orders of all governmental authorities of the United States, the States, foreign countries, states, provinces thereof and their respective counties, municipalities and other subdivisions and of any other jurisdictions (whether domestic or foreign) applicable to any or all of the Borrowers other than such noncompliance which in the aggregate does not have a material adverse effect on the condition (financial or otherwise) of any Borrower or on the Collateral.

      9.15 Taxes and Claims. Timely file all tax returns and reports required to be filed by any or all of the Borrowers; and duly pay and discharge (i) all taxes, assessments and governmental charges upon or against any or all of the Borrowers or the Collateral or any portion thereof prior to the date on which penalties attach thereto, unless and to the extent that the same are being diligently contested in good faith by appropriate proceedings promptly instituted and appropriate reserves therefor as required by GAAP have been established so long as by reason of such non-payment and contest no material item or portion of the assets of any Borrower is in jeopardy of being seized, levied upon or forfeited, and (ii) all lawful claims, including, but not limited to, those for labor, materials, supplies, services or anything else which might or could if unpaid become an Encumbrance upon any portion of the Collateral, unless and to the extent that the same are being diligently contested in good faith by appropriate proceedings and appropriate reserves or other appropriate provision promptly instituted as shall be required in conformity with GAAP therefor have been established so long as by reason of such non-payment and contest no material item or portion of the assets of any Borrower is in jeopardy of being seized, levied upon or forfeited.

      9.16 Notice of Litigation. Promptly give notice in writing to the Bank of all actual or threatened litigation to which any Borrower is (or may become) a party, including any arbitration or other controversy, claim, suit or other proceeding of which any Borrower has knowledge which may materially adversely affect any Borrower, the Collateral, the exploitation of any Product or the Bank's rights in the Collateral and/or under any of the Loan Documents, and furnish to the Bank from time to time all information reasonably requested by the Bank concerning the status of any such litigation, arbitration or other proceeding.

      9.17 Discharge of Liabilities. That all costs, expenses, obligations and liabilities of each Borrower, including, without limitation, all costs of developing, producing and exploiting the Products, shall be discharged as and when they fall due except costs being diligently contested in good faith for which appropriate reserves and provisions as required by GAAP have been made, so long as by reason of such non-payment and contest no material item or portion of the assets of any Borrower is in jeopardy of being seized, levied upon or forfeited.

      9.18 Progress of Products. The Borrowers shall (i) upon the request of the Bank, keep the Bank fully informed of the progress of the development, production and distribution or other exploitation of each Product by way of monthly progress reports, (ii) deliver to the Bank copies of all License Agreements and such other documents relating to the development, production or exploitation of each Product or otherwise relating to the Collateral as the Bank may request, and (iii) answer all inquiries of, and supply full details to, the Bank of financial and other matters relating thereto as requested by the Bank.

      9.19 Miscellaneous Collateral. Promptly (i) deliver to the Bank all Investments of each Borrower (other than Investments consisting of Excluded Property), as the same presently or hereafter exist, (ii) cause all Product Payments included from time to time in the Borrowing Base to be paid by account debtors directly into the Master Collection Account, and (iii) upon the occurrence and continuation of an Event of Default, deliver to the Bank all cash and cash equivalents, drafts, checks, certificates of deposit, notes, bills of exchange or other writings which evidence a right of any Borrower to the payment of any money.

      9.20 SEC Filings. Promptly upon their becoming available, furnish the Bank with copies of all financial statements, reports, notices and proxy statements sent or made available generally by any Borrower to any of their security holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Borrower with any national or regional securities exchange, any inter-dealer quotation system (including, without limitation, the National Association of Securities Dealers, Inc.) or with the SEC or any governmental authority succeeding to any of its functions or similar authority (whether governmental or otherwise) in any other jurisdiction and of all press releases and other statements made available generally by any Borrower to the public concerning material developments in the business of any Borrower.

10.   NEGATIVE COVENANTS.

      Each of the Borrowers hereby jointly and severally covenants to and agrees with the Bank that, until indefeasible payment in full of all of the Obligations and until such time as the Bank is no longer obligated to lend any funds or issue any Letters of Credit under this Agreement to the Borrowers, the Borrowers will not directly or indirectly without the prior written consent of the Bank:

      10.1 Merger, Sale of Assets, Dissolution, Etc. (i) Enter into any transaction of merger, consolidation, or similar transaction other than the merger of A Pix with and into Unapix pursuant to the Merger Agreement, (ii) transfer, sell, assign, lease or otherwise dispose of, in one or a series of related transactions, any part of its properties or assets (other than pursuant to this Agreement and License Agreements) which are necessary or desirable for the proper conduct of the Borrowers' business, (iii) wind-up, liquidate or dissolve, or (iv) agree to do any of the foregoing.

      10.2 Prohibited Agreements. Enter into any agreement that would materially and adversely affect the condition (financial or otherwise) of any Borrower or lessen any of the rights granted to the Bank under any of the Loan Documents.

      10.3 Indebtedness. Create, incur, assume or suffer to exist, contingently or otherwise, any Indebtedness except:

            10.3.1 The Obligations;

            10.3.2 Indebtedness with respect to which any Borrower is not in default that is secured only by Permitted Encumbrances;

            10.3.3 Unsecured current accounts payable (i.e., payable within one
      (1) year and not owing and unpaid in excess of ninety (90) days after their due date) arising in the ordinary course of business of the Borrowers (but in no event for money borrowed or evidenced by promissory notes or similar instruments);

            10.3.4 Unsecured Indebtedness under capital leases permitted pursuant to Section 10.8 hereof;


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

            10.3.5 Indebtedness arising under the Atlantic Credit Facility, provided that such Indebtedness is repaid in full upon or prior to the funding of the initial Advance hereunder; and

            10.3.6 The Variable Rate Notes in the aggregate principal amount of $3,025,000.

            10.3.7 The convertible notes of Unapix in the aggregate principal amount of $6,225,000 (the "1996 Convertible Notes").

            10.3.8 Unsecured convertible promissory notes of Unapix in the aggregate amount of not more than $1,000,000 (the "1997 Convertible Notes"), which notes shall accrue interest at a rate not to exceed 10% per annum, and does not require any principal or other payments (other than accrued interest, which may not be paid more frequently than monthly) until after the Final Repayment Date, and which notes are convertible only into the common stock of Unapix.

            10.3.9 The Indebtedness of the Borrowers to the Acquisition Funds (the "Acquisition Funds Indebtedness") in an aggregate principal amount of not more than $5,000,000 outstanding at any time, which Indebtedness bears interest at a rate which does not exceed 10% per annum and does not require any principal or other payments (other than accrued interest and profit participation payments which may not be paid more frequently than monthly and principal payments which shall not exceed in the aggregate $500,400 at any time) until after the Final Repayment Date.

            10.3.10 Secured purchase money Indebtedness secured only by the tangible personal property purchased thereby, which Indebtedness shall not exceed the aggregate principal amount of $750,000 at any time.

            10.3.11 Obligations to producers and licensors of Product and residuals and/or salaries due to talent incurred in the ordinary course of business of the Borrowers.

            10.3.12 Unsecured indebtedness to a wholly-owned subsidiary of a Borrower (other than a subsidiary which is a Borrower), which Indebtedness shall not exceed $500,000 at any time.

            10.3.13 Subordinated Indebtedness for borrowed money, provided that such indebtedness is subordinated on terms and conditions satisfactory to the Bank in its sole and absolute discretion, including, without limitation, the terms set forth on Schedule 10.3.13 attached hereto and made a part hereof.

            10.3.14 Guarantees permitted under Section 10.6 hereof.

            10.3.15 Unsecured indebtedness to a Borrower.


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

            10.3.16 The Borrowers shall be permitted to Modify any of the Indebtedness permitted under this Section 10.3 provided that as Modified such Indebtedness does not result in the breach of this Section 10.3 or any other provision of this Agreement.

      10.4 Encumbrances. Create, incur, assume or suffer to exist any Encumbrance upon the Collateral except for Permitted Encumbrances.

      10.5 Loans. Lend or advance money, credit or property to any Person, except:

            10.5.1 Non-cash loans or advances by the Borrowers to any of their respective officers, directors, employees or consultants to purchase equity securities of Unapix, which loans or advances are secured by the pledge of the purchased securities.

            10.5.2 Extensions of credit to customers of the Borrowers in the ordinary course of business of the Borrowers.

            10.5.3 Loans or advances to wholly-owned Subsidiaries of the Borrowers (other than a subsidiary which is a Borrower) which in the aggregate do not exceed $500,000 at any time.

            10.5.4 Cash loans or advances to officers and employees of the Borrowers which in the aggregate do not exceed $250,000 at any time.

            10.5.5 Loans to The Jazz Store not exceeding in the aggregate $193,000 at any time.

            10.5.6 Unsecured loans to Borrowers.

      10.6 General Prohibition on Guarantees. Guarantee, contingently or otherwise, any obligations of any Person, except:

            10.6.1 Guarantees of obligations of wholly-owned Subsidiaries of the Borrowers which in the aggregate do not exceed $500,000 at any time.

            10.6.2 Guarantees of obligations of corporations which with the prior written approval of the Bank will become wholly-owned Subsidiaries of the Borrowers, which guarantees in the aggregate will not exceed $750,000 at any time.

            10.6.3 Guarantees of minimum payments to producers and licensors of Products given in the ordinary course of the Borrowers business directly in connection with the acquisition of Products.


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

            10.6.4 Guarantee by Unapix of the stock price of 243,000 shares of Unapix common stock, issued by Unapix in connection with its acquisition of Miramar, which guarantee shall not exceed $1,100,000 at any time.

            10.6.5 Guarantees of Indebtedness of any Borrower, which Indebtedness is permitted under Section 10.3 hereof.

      10.7  Financial Covenants.

            10.7.1 Product Acquisitions. Permit the aggregate Actual Negative Costs incurred by the Borrowers and their Subsidiaries to exceed $22,000,000 for the year ended December 31, 1996 and $27,000,000 for the year ending December 31, 1997.

            10.7.2 P&A Expenses. Permit the aggregate P&A Expenses for the Borrowers to exceed $2,000,000 for each fiscal year of the Borrowers.

            10.7.3 Debt to Adjusted Net Worth Ratio. Permit the Debt to Adjusted Net Worth Ratio to be greater than 3.5 to 1 at any time.

            10.7.4 Adjusted Tangible Net Worth. Permit Adjusted Tangible Net Worth to be less than $11,000,000 (the "Minimum Adjusted Tangible Net Worth") at any time; provided, however, that solely for purposes of applying the Adjusted Tangible Net Worth test on or after December 31, 1997, the Adjusted Tangible Net Worth on such date shall not be less than the sum of (i) the Minimum Adjusted Tangible Net Worth plus (ii) 50% of the accumulated net income after tax of the Borrowers computed in accordance with GAAP on a consolidated basis for the year then ended, and
      (iii) 100% of all proceeds (net of underwriting fees and expenses) from the issuance and sale of any equity securities (and options, warrants and other rights to purchase such equity securities) of any Borrower other than from the conversion into equity of any convertible Indebtedness or convertible preferred stock or the exercise of options and warrants, which Indebtedness, preferred stock options or warrants are in existence as of April 16, 1997.

            10.7.5 Quarterly Losses. Permit the Borrowers to incur net losses computed in accordance with GAAP on a consolidated basis for two (2) consecutive quarters.

      10.8 Leases. Be or become obligated as a lessee under any lease except for leases in the ordinary course of the Borrowers' business for office equipment and real property, except as contemplated by Section 6.1.22 hereof.

      10.9 Prohibition of Modifications. Modify or permit or suffer to occur any Modification (i) to any License Agreement underlying any receivable included in the Borrowing Base, (ii) to the Variable Rate Notes, 1996 Convertible Notes or 1997 Convertible Notes or (iii) to any other agreement to which any Borrower is a party or which requires the consent or approval of any Borrower to Modify that would materially


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

and adversely (a) affect the condition (financial or otherwise) of any Borrower,
(b) lessen the ability of any Borrower to perform its obligations under any Loan Document, (c) lessen any of the rights granted to the Bank under any Loan Document, (d) adversely affect the Collateral, and/or (e) adversely affect the Bank's interests in the Collateral.

      10.10 Business Activities. Engage in a line of business other than (i) the acquisition, production and exploitation of Audio Recordings, Theatrical Pictures, Video Pictures and Television Programs and (ii) the production, distribution and dubbing of audio tapes and CDs. Permit any Subsidiary (other than A Pix or Miramar) to engage in the acquisition, production or exploitation of Audio Recordings, Theatrical Pictures, Video Pictures or Television Programs.

      10.11 Affiliated Transactions. Deal with any Affiliate on terms that are less favorable to any Borrower than those that might be obtained from unaffiliated third parties.

      10.12 Place of Business. Take any action with a view toward establishing, or in fact establish, a new place of business, or change the name (or conduct business other than under the current name) of any Borrower, without in each case obtaining the express prior written consent of the Bank.

      10.13 Title of Products. Change or permit a change of the title of any Product without first obtaining the express prior written consent of the Bank.

      10.14 Sale-Leaseback Transactions. Enter into or permit to exist any sale-leaseback transactions.

      10.15 Additional Subsidiaries and Capital Stock. Form or acquire, directly or indirectly, any additional Subsidiaries; dispose of any Subsidiary; or issue or permit to be issued any additional capital stock of Miramar, A Pix or any Subsidiary of any Borrower without the express prior written consent of the Bank other than as described on Schedule 10.15 hereof.

      10.16 Bank Accounts. Other than pursuant to this Agreement, establish any new bank accounts on and after the date of this Agreement without giving the Bank thirty (30) days prior written notice.

      10.17 Restricted Payments. Make any Restricted Payment except for:

            10.17.1 The repayment of the Atlantic Credit Facility.

            10.17.2 The payment of mandatory scheduled interest accruing from time to time on the Variable Rate Notes, 1996 Convertible Notes and 1997 Convertible Notes pursuant to the terms thereof.


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

            10.17.3 The repayment of the principal amount of the Variable Rate Notes, 1996 Convertible Notes and 1997 Convertible Notes but only to the extent regularly scheduled pursuant to the terms thereof.

            10.17.4 Dividends on shares of preferred stock of Unapix, which shares were outstanding on March 31, 1997, and which dividends shall not exceed $140,000 per calendar year.

            10.17.5 Interest payments on the Acquisition Funds, which shall not exceed $500,000 per calendar year, or profit participation payments.

            10.17.6 Redemption payments on all warrants of Unapix outstanding as of March 31, 1997, made in accordance with the current redemption provisions of such warrants, which payments shall not exceed $300,000 at any time.

            10.17.7 Repayment of the Acquisition Fund that is in existence as of April 16 1997, provided that at the time of such repayment Unapix has raised from one or more other Acquisition Funds on terms and conditions substantially identical to (or more favorable to Unapix than) the term and conditions of the original Acquisition Fund an amount not less than the aggregate amount repaid since April 16, 1997 in connection with such initial Acquisition Fund.

            10.17.8 Amounts paid upon the repurchase by Unapix of any fractional shares of Unapix common stock arising from the conversion of any convertible indebtedness.

      Without in any way limiting the foregoing and for the avoidance of doubt, except as expressly permitted in Sections 10.17.2 and 10.17.3 hereof, the Borrowers shall not be permitted to make any prepayments of all or a portion of the principal amount of (or interest on) the Variable Rate Notes, the 1996 Convertible Notes and 1997 Convertible Notes, including, without limitation, accelerated principal repayments as a result of the occurrence of any event of default under a breach of the Variable Rate Notes, 1996 Convertible Notes and 1997 Convertible Notes.

      10.18 License Agreements and Other Agreements. Enter into or agree to be bound in any way by any License Agreement, purchase or sales orders or other agreements with any distributor or licensee, or retail or wholesale customer who is not given at the time of entering into such License Agreement or other agreement or accepting such purchase or sales orders an Irrevocable Authority or other written payment instructions in a manner as set forth in Section 3.4 hereof, but without the obligation to receive back a written receipt and acceptance by such party of the Irrevocable Authority or other payment instructions except to the extent an Acknowledgment is required under Section
3.4 hereof.


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

      10.19 New Acquisition Funds. Establish any new Acquisition Funds or Modify the terms and provisions of the existing Acquisition Fund except with such terms and provisions which are reasonably acceptable to the Bank.

11.   EVENTS OF DEFAULT.

      An "Event of Default" shall mean the occurrence of any of the following events:

      11.1 A default in the payment when due and in the manner prescribed herein of any installment of Principal or Interest or any other Obligation and such default shall not be cured within three (3) Business Days after notice of default given to the Borrowers, which notice may be given orally, and which notice is not required in the event concurrently therewith there is in existence an Event of Default described in Sections 11.7 or 11.8.

      11.2 The failure, refusal or neglect of any or all of the Borrowers to observe or perform for any reason any of the material covenants, conditions, agreements or provisions contained in any Loan Document or in any of the other agreements or instruments referenced herein or contemplated hereby (other than the payment of any Obligation of which the failure to pay constitutes an Event of Default described in Section 11.1 hereof) or to execute and deliver any documents, agreements or instruments requested by the Bank hereunder or thereunder, provided that if such failure, refusal or neglect (other than resulting in a breach of or default under Section 3.3.1 hereof) is capable of remedy the Borrowers shall be entitled to cure the same within 30 days of the Borrowers' receipt of written notice from the Bank of the occurrence of such failure, refusal or neglect.

      11.3 Any representation or warranty made by the Borrowers in any Loan Document, or any report, certificate, financial statement or other instrument furnished by or on behalf of any Borrower in connection with any Loan Document shall prove to have been false or misleading in any material respect.

      11.4 A default or breach (without regard to any notice or period of cure) with respect to the payment of any indebtedness for borrowed money of any Borrower to any third party (including, without limitation, the Variable Rate Notes, 1996 Convertible Notes, and 1997 Convertible Notes) when due or in performance of any other obligation incurred in connection with any such indebtedness for borrowed money by any Borrower which accelerates (or permits the acceleration of) any such indebtedness in an amount not less than $250,000 or would have a material adverse effect upon the Collateral or any Borrower's ability to fully and timely perform all of its obligations the Loan Documents.

      11.5 The Bank shall cease to have valid and perfected first priority security interests (subject only to Permitted Encumbrances) at any time for any reason in the Collateral or any portion thereof, other than Collateral or any portion or portions thereof with an aggregate fair market value of less than $250,000.

      11.6 If any judgment in an amount not less than $250,000 against any Borrower or any of its property or assets which would or might adversely affect
(i) its ability to perform its obligations under any Loan Document, any License Agreement or any other material agreement to which any Borrower, is a party, and/or (ii) the Collateral and/or the Bank's rights therein, remains unpaid, unstayed or undismissed for a period of more than 30 days.

      11.7 Any Borrower shall be dissolved or shall sustain the loss, cancellation or forfeiture of its legal status or good standing by reason of any judicial, extra-judicial or administrative proceedings or otherwise (other than the merger of A Pix with and into Unapix pursuant to the Certificate of Merger), or shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of any such Person or of all or a substantial part of any such Person's assets; (ii) be unable to, or admit in writing its inability to, pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated a bankrupt or insolvent; (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement for the benefit of creditors or take advantage of any insolvency law in its capacity as a debtor; (vi) interpose an answer admitting the material allegations of the petition filed against any such Person in any bankruptcy, reorganization or insolvency proceedings; (vii) take any action which would have the effect of dissolving any such Person (or a stockholder thereof takes any such action); or (viii) take any action for the purpose of effecting any of the foregoing.

      11.8 Any (i) involuntary petition is filed against any Borrower seeking to subject such Person to any bankruptcy, insolvency or similar laws and such petition shall remain unstayed or not be withdrawn for a period of ninety (90) days; or (ii) an order, judgment or decree shall be entered against any Borrower by any court of competent jurisdiction approving a petition seeking its reorganization or appointment of a receiver, trustee or liquidator of any such Person or of all or a substantial part of its assets and such order, judgment or decree shall continue and stay in effect for a period of ninety (90) days.

      11.9 A material adverse change in the business, assets, condition (financial or otherwise, and whether progressive, sudden or otherwise) of any Borrower which would or might materially and adversely affect (i) the ability of such Person to perform its obligations under any Loan Document, any License Agreement, Rights-In Agreement or any other material agreement to which such Borrower is a party, and/or (ii) the Collateral and/or the Bank's rights therein.

      11.10 It shall become unlawful for the Bank to continue to fund or maintain the Commitment or to perform its obligations hereunder.

      11.11 It shall not be an Event of Default hereunder if the security interest of any producer of a Product or of the actors, writers and/or directors guilds with respect to a Product is senior to the security interest therein of the Bank; however the accounts receivable and contracts receivable related to such Product (subject to Sections 3.2.13 and 3.2.14 hereof) may not be included in the Borrowing Base.

12.   REMEDIES; APPLICATION OF PROCEEDS.

      12.1 The Bank may, upon the occurrence of an Event of Default, exercise any one or more of the following rights and remedies:

            12.1.1 If the Commitment or any portion thereof has not yet been advanced, declare the obligations of the Bank to honor the Commitment immediately terminated, whereupon the obligation of the Bank to make Advances and issue any Letters of Credit shall terminate immediately;

            12.1.2 Declare the Note and all Obligations to be forthwith due and payable, whereupon all such Obligations shall be accelerated and shall become immediately due and payable without presentation, demand or notice of any kind to the Borrowers (all of which are hereby waived by the Borrowers), except that if an Event of Default specified in Section 11.7 or 11.8 shall occur with respect to any or all Borrowers, such acceleration shall be automatic and no declaration or other act of any of the Bank shall be necessary to effect such acceleration;

            12.1.3 Proceed to protect and enforce the rights of the Bank to payment of the Obligations and its rights to proceed against the Collateral and exercise its remedies whether by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision of any of the Loan Documents or any other legal or equitable right or remedy of the Bank;

            12.1.4 At any time or from time to time, without notice to the Borrowers (any such notice being hereby expressly waived), set off and appropriate and apply any and all monies, securities, instruments and deposits (general or special, including, but not limited to, any indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of any of the Borrowers against and/or on account of the Obligations, irrespective of whether or not (i) the Bank shall have made any demand hereunder, or (ii) the Bank shall have declared the Obligations to be due and payable and although any of the Obligations may be contingent or unmatured. The Borrowers hereby grant to the Bank a security interest in and lien upon all such monies, securities, instruments and deposits. No security interest, lien or right of setoff shall be deemed to have been waived by any act or conduct on the part of the Bank, or by any neglect to exercise such right of setoff or to enforce such a lien, or by any delay in so doing, and every right of setoff shall continue in full force and effect until such right of setoff is specifically waived or released by an instrument in writing executed by the Bank;

            12.1.5 In addition to those actions that may otherwise be permitted to be taken by the Bank under any of the Loan Documents, with respect to the Collateral, take the following actions:


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

                  12.1.5.1 Collections, Etc. The Bank may demand, sue for,
            collect or receive, in the name of the Bank or in the name of the Borrowers, or otherwise, any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral (but the Bank shall be under no obligation to do so), or extend the time of payment, arrange for payment in installments, or otherwise modify the term of, or release, any of the Collateral, without thereby incurring responsibility to discharge, or discharging, or otherwise affecting any liability of the Borrowers. The Bank shall not be required to take any steps to preserve any rights against other parties to the Collateral. The Bank may (but is not obligated to) make such payments and take all such actions as the Bank deems necessary to protect the Bank's security interest in the Collateral and/or the value thereof, and the Bank is hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest or compromise any Encumbrance; and

                  12.1.5.2 Possession and Sale of Collateral, Etc. The Bank may
            exercise in respect of the Collateral, all other rights and remedies hereunder and all the rights and remedies of a secured party under the Code. In addition, the Bank may notify any and all account debtors of the Borrowers to make all further Product Payments to the Bank, and enter upon each premises of wherever the Collateral may be and take possession of the Collateral and demand and receive such possession from any Person who has possession thereof; and take such measures as it may deem necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Collateral (but the Bank shall not be obligated to do so). With or without taking such possession, the Bank may sell or cause to be sold, whenever the Bank shall decide, in one or more sales or parcels, and at such price or prices and upon such other terms as the Bank may deem commercially reasonable (irrespective of the impact of any such sales on the market price of such assets), and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral at any broker's board or at public or private sale. The Bank may be the purchaser of any or all of the Collateral so sold and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of such assets sold at any such public or private sale, to use and apply any or all of the Obligations as a credit on account of the purchase price payable by the Bank at such sale. Each purchaser (including the Bank) at any such sales shall thereafter hold the Collateral purchased absolutely free from any claim or right of whatever kind, including any equity of redemption of the Borrowers, any such demand, notice, claim, right and equity being hereby expressly waived and released. The Borrowers agree that, to the extent notice of sale shall be required by law, at least ten (10) Business Days' notice of sale to the Borrowers of the time and place of any public sale or the time after which


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

            any private sale is to be made shall constitute reasonable notification. The Bank shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice be made at the time and place to which it was so adjourned. The Borrowers hereby waive any claims against the Bank arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Bank accepts the first offer received and does not offer such Collateral to more than one offeree; and

            12.1.6 The Bank may exercise all other rights and remedies available at law or in equity (or both) pursuant to any applicable law, statute, rule or regulation.

      12.2 Securities Law Provision. The Borrowers hereby recognize that, because of present or future circumstances, the Bank may be unable to effect a sale to the public of all or part of the Collateral by reason of certain prohibitions in the Securities Act of 1933, as amended (the "Act") or other federal or State securities laws, but may be compelled to resort to one or more sales to a restricted group of purchasers who may be required to agree to acquire all or a part of the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Borrowers agree that sales so made may be at prices and on other terms less favorable than if the Collateral were sold to the public, and that the Bank shall have no obligation to delay the sale of any Collateral for the period of time necessary to permit the Borrowers to register the Collateral for sale to the public under the Act or any other federal or State securities laws. The Borrowers agree that negotiated sales made under the foregoing circumstances, whether on cash or credit terms, shall be deemed to have been made in a commercially reasonable manner. The Borrowers shall at all times cooperate with the Bank and shall satisfy any requirements under the Act and any other federal or State securities or other laws and regulations applicable to the sale of the Collateral by the Bank.

      12.3 Appointment of Laboratory as Pledgeholder. Any laboratory which has possession of any of the Collateral is hereby constituted and appointed by the Borrowers as pledgeholder for the Bank and upon the occurrence of an Event of Default, each such pledgeholder is hereby authorized to sell all or any portion of the Collateral upon the order and direction of the Bank and the Borrowers hereby waive any and all claims for damages or otherwise for any action taken by such pledgeholder.

      12.4 Appointment of a Receiver. Upon the occurrence of an Event of Default, the Bank shall be entitled to the appointment of a receiver, to take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver.

      12.5 Power of Attorney. Each of the Borrowers does hereby irrevocably make, constitute, and appoint the Bank and its officers and designees as its true and lawful


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

attorney-in-fact, with full power in the name of the Bank and/or the Borrowers, to take the following actions upon the occurrence of an Event of Default: to receive, open and dispose of all mail addressed to the Borrowers; and to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Collateral that may come into the possession of the Bank with full power and right to cause the Borrowers' mail to be transferred to the Bank's own offices or otherwise; and to do any and all other acts necessary or proper to carry out the intent of this Agreement; to enforce all of the Borrowers' rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Bank, and to enter into such other agreements as may be necessary to complete the distribution, delivery and exploitation of the Products, to enter into and perform such agreements as may be necessary in order to carry out the terms, covenants, and conditions of this Agreement which are required to be observed or performed by the Borrowers, to execute such other and further mortgages, pledges and assignments of the Collateral as the Bank may require for the purpose of protecting, maintaining, or enforcing the security interests granted to the Bank by this Agreement and the other Loan Documents, and to do any and all other things necessary or proper to carry out the intention of this Agreement and the other Loan Documents; and the Borrowers hereby ratify and confirm all that the Bank as such attorney-in-fact or its substitutes shall properly do by virtue of this power of attorney. Such powers of attorney are coupled with an interest and are therefore irrevocable. The Bank's right to open the Borrowers' mail granted herein shall not constitute a waiver by the Borrowers of any attorney-client confidentiality privilege, if any, with respect to such mail.

      12.6 Rights and Remedies Cumulative. No right or remedy conferred upon the Bank herein or in any of the other Loan Documents or otherwise available at law or in equity (or both) shall be exclusive of any other right or remedy contained herein or therein or otherwise made available. All such rights and remedies are cumulative and are not exclusive of any right or remedy which the Bank may otherwise have.

      12.7 Application of Proceeds After Event of Default. After the occurrence of an Event of Default, all Collateral in the form of cash, all income on the Collateral and all proceeds from any sale or other disposition of the Collateral pursuant hereto shall be applied (in such order as the Bank shall in its sole discretion determine) as follows:

            12.7.1 To the payment of all Costs and to all other costs or expenses incurred in connection with any sale of the Collateral, including, but not limited to, all court costs and the fees and expenses of counsel for the Bank in connection therewith, to the extent that such advances, costs, or expenses shall not have been paid previously to the Bank;

            12.7.2 To the payment of Interest (other than Interest accrued on the Principal);

            12.7.3 To the payment of Interest on the Principal;

            12.7.4 To the repayment of Principal; and


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

            12.7.5 To the repayment of all other sums, liabilities and obligations then owing by the Borrowers to the Bank under any other agreements or instruments.

            Any amounts remaining after such applications shall be remitted to the Borrowers or as a court of competent jurisdiction may otherwise direct.

13.   INDEMNIFICATION.

      13.1 The Borrowers jointly and severally agree to, and hereby do, indemnify, pay and hold the Bank and its officers, directors, employees and agents (collectively called the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including, without limitation, settlement costs and payments), expenses, fines and disbursements of any kind or nature whatsoever, known or unknown, contingent or otherwise (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, arising out of, or in any way related to, the Bank entering into this Agreement or making the Advances or issuing the Letters of Credit, or the use or intended use of the proceeds of the Advances or Letters of Credit (including, without limitation, any and all sums, losses and costs incurred by the Bank pursuant to its indemnification obligations under the Atlantic Repayment Confirmation Agreement and Laboratory Pledgeholder Agreements) (the "Indemnified Liabilities"), except any Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of the Bank. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrowers shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

      13.2 In the event that any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Borrowers may become obligated to any Indemnitee hereunder, the Borrowers jointly and severally agree to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at their sole cost and expense, using counsel acceptable to the Indemnitee. Each Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof by counsel of its choice. In the event that the Borrowers fail timely to so defend, contest or otherwise protect, the Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof on behalf of the Borrowers, and to recover all attorneys' fees, disbursements and all amounts paid as a result thereof.

      13.3 The indemnifications contained in this Section 13 shall survive the termination of the other provisions of this Agreement and the repayment of all of the Obligations, and shall constitute separate and independent joint and several obligations of the Borrowers from their other obligations under this Agreement.


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

14.   NOTICES.

      All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if telecopied or if delivered by messenger or courier delivery, or sent by first class mail (or air mail where available), postage prepaid, certified or registered, return receipt requested, as set forth below or at such other address as may be furnished in writing:

                  If to the Borrowers:

                  c/o Unapix Entertainment, Inc.
                  200 Madison Avenue
                  New York, NY 10016
                  Attention: Dan Murphy, CFO
                  Telecopier No.: (212) 252-7630

                  With a copy to:

                  Unapix Entertainment, Inc.
                  200 Madison Avenue, 24th Floor
                  New York, NY 10016
                  Attention: Michael Epps, Esq.
                  Telecopier No.: (212) 252-7630

                  If to the Bank:

                  Imperial Bank
                  9777 Wilshire Boulevard
                  Beverly Hills, CA 90212
                  Attention: Patrick Lee,
                             Entertainment Industries Group
                  Telecopier No.: (310) 281-2476

                  With a copy to:

                  Mitchell, Silberberg & Knupp LLP
                  11377 West Olympic Boulevard
                  Los Angeles, CA 90064-1633
                  Attention: Anthony Adler, Esq.
                  Telecopier No.: (310) 312-3785

Any notice given by messenger or courier delivery as provided in this Section 14 shall be deemed given when delivered if during normal business hours on a Business Day (or if not, the next Business Day after delivery); any notice given by telecopier as provided herein shall be deemed given when sent if during normal business hours on a Business Day (or, if not, the next Business Day after it is sent), provided that at the time such


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

telecopy is sent, the sending party receives written confirmation of receipt and forwards a copy of the notice by mail, messenger or courier delivery as provided herein; any notice given by first class mail, postage prepaid, certified or registered, return receipt requested shall be deemed given five (5) Business Days after the date of mailing. Any party may by notice to the other change the address at which notices and demands may be given to it.

15.   MISCELLANEOUS.

      15.1 No Waiver. No failure or delay on the part of the Bank in notifying the Borrowers of an Event of Default or Potential Event of Default, or in exercising, or partial exercise of, any right, power or privilege hereunder shall operate as a waiver of any Event of Default, Potential Event of Default, or privilege or right hereunder or otherwise or preclude any other or further exercise of any other right power or privilege.

      15.2 Governing Law; Successors and Assigns. This Agreement shall be subject to, construed and governed by, the laws of the State of California without giving effect to such state's conflicts of law provisions. This Agreement may not be assigned, pledged, hypothecated or otherwise encumbered by the Borrowers. Subject to the foregoing sentence, this Agreement shall inure to the benefit of the Bank (and its successors and assigns) and the Borrowers, and shall be binding upon the successors and assigns of the parties hereto.

      15.3 Dispute Reference.

            15.3.1 Other than (i) non-judicial foreclosure and all matters in connection therewith regarding security interests in real or personal property; or (ii) the appointment of a receiver, or the exercise of other provisional remedies (any and all of which may be initiated pursuant to applicable law), each controversy, dispute or claim between the parties arising out of or relating to this Agreement or any of the other Loan Documents, which controversy, dispute or claim is not settled in writing within thirty (30) days after the "Claim Date" (defined as the date on which a party subject to the Agreement gives written notice to all other parties that a controversy, dispute or claim exists), will be settled by a reference proceeding in California in accordance with the provisions of
      Section 638, et seq., of the California Code of Civil Procedure ("CCP"), or their successor section, which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim concerning this Agreement or any of the other Loan Documents, including whether such controversy, dispute or claim is subject to the reference proceeding and except as set forth above, the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court of the County of Los Angeles (the "Court"). The referee shall be a retired Judge of the Court selected by mutual agreement of the parties, and if they cannot so agree within forty-five (45) days after the Claim Date, the referee shall be promptly selected by the Presiding Judge of the Court (or his or her representative). The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted
      Rule). Each party shall have one peremptory challenge pursuant to CCP
      Section 170.6. The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the Claim Date and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date. Any decision rendered by the referee will be final, binding and conclusive and judgment and shall be entered pursuant to the CCP Section 644 in any court in the State of California having jurisdiction. Any party may apply for a reference proceeding at any time after thirty (30) days following notice to any other party of the nature of the controversy, dispute or claim, by filing a petition for a hearing and/or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the referee. The referee may extend such period in the event of a party's refusal to provide the requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice, and request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Court is empowered to issue temporary and/or provisional remedies, as appropriate.

            15.3.2 Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted, including the time and place and all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.

            15.3.3 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

            15.3.4 In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired Judge of the Court, in accordance with Section 1280 through
      Section 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.

            15.3.5 For purposes of this Section 15.3., the Borrowers shall be deemed to be one party.

      15.4 Headings. Section headings are included for the sake of convenience only and shall not affect the interpretation of any provision of this Agreement.

      15.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original Agreement, but all of which together shall constitute one and the same instrument.

      15.6 Entire Agreement. The Loan Documents and all other agreements and documents referred to herein set forth the entire agreement and understanding of the parties concerning the subject matter of this Agreement and supersedes all prior agreements, arrangements, and understandings regarding such subject matter between the parties hereto, which agreements, arrangements and understandings are merged herein.

      15.7 Costs. Whether or not the transactions hereby contemplated shall be consummated, the Borrowers jointly and severally agree to pay all out-of-pocket costs and expenses incurred by the Bank in connection with the transactions hereby contemplated (including, without limitation, the performance of any due diligence by the Bank) and the syndication, preparation, negotiation, execution, delivery, waiver, Modification and administration of this Agreement, the other Loan Documents and any other documentation contemplated hereby or thereby, the making of the Advances, the issuance of Letters of Credit and/or the enforcement or protection of the rights of the Bank in connection therewith, including, but not limited to, any internally allocated audit costs, the fees and disbursements of Mitchell, Silberberg & Knupp LLP, counsel for the Bank, and any other counsel that the Bank shall retain from time to time, fees and expenses of technical or other consultants engaged by the Bank as well as all out-of-pocket costs and expenses incurred by the Bank in connection with any action which may be instituted by any Person against the Bank in respect of the foregoing, or as a result of any transaction, action or non-action arising from the foregoing, including, but not limited to, the fees and disbursements of Mitchell, Silberberg & Knupp LLP, counsel for the Bank. Such payments shall be made on the date of execution of this Agreement and thereafter on demand. The Borrowers jointly and severally agree that they shall indemnify the Bank from and hold it harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or any other Loan Document. The joint and several obligations of the Borrowers under this Section shall survive the termination of this Agreement and/or the payment of the Obligations. All Costs shall be due and payable within ten (10) days of the Borrowers' receipt of the Bank's request for payment. With respect to the audit costs referenced above for the audits to be conducted as contemplated by Section
9.4 hereof, unless there shall exist an Event of Default at the time of an audit, the costs thereof shall not exceed $500 per day plus out-of-pocket expenses with an aggregate maximum amount of $5,000 per audit.

      15.8 Survival of Agreement, Representations and Warranties, Etc. All warranties, representations, covenants and agreements made by any Borrower herein or in any certificate or other instrument delivered by any Borrower or on its behalf in connection with this Agreement or any other Loan Documents shall be considered to have been relied upon by the Bank, shall survive the making of the Loan herein contemplated and the execution and delivery to the Bank of the Note regardless of any investigation made by the Bank or on its behalf and shall continue in full force and effect. All statements in any such certificates or other instrument shall constitute joint and several representations and warranties by the Borrowers hereunder.

      15.9 Severability. Any provision of this Agreement or any other Loan Document which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or thereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      15.10 Amendments. No Modification or waiver of any provision of this Agreement or any of the other Loan Documents, and no consent to any departure by the Borrowers herefrom or therefrom (including, without limitation, any Modification to or deviation from any form of Loan Document required to be delivered hereunder by all or any of the Borrowers), shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

      15.11 Maximum Interest, Fees, Charges and Reimbursements. Notwithstanding anything contained herein or in any other Loan Documents to the contrary, in no event shall the Bank be entitled to receive Interest or fees, other charges and cost reimbursements with respect to the Loan or the Commitment in amounts which, when added to all of the other Interest, fees, other charges or cost reimbursements charged, paid to or received by the Bank on the Loan or the Commitment, causes the Interest and the fees, other charges and cost reimbursements with respect to the Loan to exceed the highest lawful amount thereof. The Borrowers and the Bank intend to comply with the applicable law governing the highest lawful amount of interest, fees, charges and cost reimbursements. If the applicable law is ever judicially interpreted so as to render usurious or unlawful any amount called for under the Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Loan, or if acceleration of the Final Repayment Date of the Loan or if any prepayment by the Borrowers results in the Borrowers having paid or demand having been made on the Borrowers to pay, any interest, fees or other charges in excess of the amount permitted by applicable law, then all excess amounts theretofore collected by the Bank shall be credited on the Principal (or, if the Loan has been or would thereby be paid in full, such excess amounts shall be refunded to the Borrowers), and the provisions of the Loan and all other Loan Documents and any demand on the Borrowers shall immediately be deemed reformed and the amounts thereafter collectible thereunder and hereunder shall be reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder and hereunder. The right to accelerate the Final Repayment Date of the Loan does not include the right to accelerate any Interest which has not otherwise accrued on the date of such acceleration, and the Bank does not intend to collect any unearned Interest in the event of acceleration. All sums paid or agreed to be paid to the Bank for the use, forbearance or extension of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread through the full term of the Loan until payment in full so that the rate or amount of Interest, fees and other charges on account of the Loan does not exceed the applicable usury or other ceilings. By execution of this Agreement, the Borrowers acknowledge that they believe the Loan to be nonusurious and otherwise lawful and agree that if, at any time, the Borrowers should have reason to believe that the Loan is in fact usurious or otherwise unlawful, they will give the Bank written notice of their belief and the reasons why the Borrowers believe the Loan to be usurious or otherwise unlawful, and the Borrowers agree that the Bank shall have ninety (90) days following its receipt of such written notice in which to make appropriate refund or other adjustment in order to correct such condition if it in fact exists.

      15.12 Joint and Several Liability. Each of the Borrowers shall be absolutely and unconditionally jointly and severally liable for each and every sum, liability, obligation, undertaking and covenant from time to time owing by any or all of the Borrowers hereunder, under the Note and/or any other Loan Documents, including, without limitation, the obligation to timely repay in full all Obligations at the times and in the manner set forth in this Agreement. Each Borrower further acknowledges and agrees that the Bank may proceed to exercise all or a portion of the Bank's rights and remedies hereunder and under the Note and the other Loan Documents against any Borrower (and/or such Borrower's share of the Collateral) without first proceeding to exercise or exhaust its rights and remedies against another Borrower (and/or such other Borrower's share of the Collateral). Each of A Pix and Miramar does hereby irrevocably make, constitute and appoint Unapix and its officers and designees as its true and lawful attorney-in-fact, with full power and authorization in the name of each of A Pix and Miramar under this Agreement and each of the other Loan Documents to take such


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

action on its behalf as contemplated by this Agreement and the other Loan Documents to be taken by A Pix and Miramar including, without limitation, the execution and delivery on behalf of each of A Pix and Miramar of any and all Borrowing Certificates, Borrowing Base Certificates and any other officers' certificates contemplated in this Agreement or any of the other Loan Documents. Such powers of attorney are coupled with an interest and are therefore irrevocable.


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

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.


                                       UNAPIX ENTERTAINMENT, INC.,
                                       a Delaware corporation


                                       By: /s/ David M. Fox
                                           ----------------------------------

                                       Its: Pres & CEO


                                       A PIX ENTERTAINMENT, INC.,
                                       a New York corporation


                                       By: /s/ David M. Fox
                                           ----------------------------------

                                       Its: Co-Chairman


                                       MIRAMAR IMAGES, INC.,
                                       a Washington corporation


                                       By: /s/ G. Paul Sullivan
                                           ----------------------------------

                                       Its: President


                                       IMPERIAL BANK


                                       By: /s/
                                           ----------------------------------

                                       Its: VP